EXHIBIT 99
PROXY CIRCULAR AND STATEMENT
DATED FEBRUARY 17, 2006

Notice of Annual
Meeting of
Shareholders

April 20, 2006

Proxy Circular
and Statement

INCO LIMITED
To be held at 10:00 a.m.
Thursday, April 20, 2006
Design Exchange
Trading Floor
234 Bay Street
Toronto-Dominion Centre
Toronto, Ontario, Canada

March 17, 2006
Dear Shareholder:
      The Company’s Annual Meeting of Shareholders will be held at the Design Exchange, Trading Floor, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario, Canada on Thursday, April 20, 2006 at 10:00 a.m. (Toronto time). The formal Notice of Meeting and Proxy Circular and Statement, which are contained in the following pages, outline the actions to be taken by Shareholders at the Meeting. We have included a Table of Contents to this document to help Shareholders in locating specific items or sections included in this document.
      2005 was an historic year for Inco, with the announcement in October that the boards of directors of Inco and Falconbridge Limited had unanimously approved the acquisition by Inco of Falconbridge. As this letter goes to press, the pending acquisition remains subject to the completion of certain conditions, including the receipt of regulatory clearances by competition authorities in the United States and Europe. We are continuing to work with these authorities to obtain the necessary clearances. While the regulatory review process has taken longer than we had originally anticipated, we remain convinced that this transaction is well worth the wait. I look forward to sharing with you more information about the proposed transaction, and our plans for 2006, at the Meeting.
      We sincerely hope that you will be able to attend the Meeting. However, if you are not planning to be present, you may vote your Common Shares in any one of the following three ways: (1) by completing, signing and returning the accompanying form of proxy or written voting instruction form in the enclosed postage-paid envelope; (2) by following the instructions for telephone voting in the accompanying Proxy Circular and Statement; or (3) by following the instructions for Internet voting in the accompanying Proxy Circular and Statement. Regardless of the number of Common Shares you may own, your vote is important.
      Thank you for your continued interest in our Company.

Yours sincerely,

Scott M. Hand
Chairman and Chief Executive Officer
INCO LIMITED, 145 King Street West, Suite 1500, Toronto, Ontario M5H 4B7

NOTICE OF MEETING
       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Meeting”) of INCO LIMITED (the “Company”) will be held at the Design Exchange, Trading Floor, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario, Canada on Thursday, April 20, 2006 at the hour of ten o’clock in the morning for the purposes of:

(1)	receiving the Company’s financial statements for the year ended December 31, 2005 and the Auditors’ report thereon;

(2)	electing the Company’s Directors for a one-year term expiring in 2007;

(3)	appointing the Auditors of the Company; and

(4)	transacting such other business as may properly be brought before the Meeting.
      If you were a Shareholder at the close of business on March 6, 2006, then you are entitled to receive notice of and to vote at the Meeting. If you are unable to attend the Meeting in person, please vote by completing the enclosed form of proxy or voting instruction form and returning it in the envelope provided for this purpose, or by following the procedures for either telephone or Internet voting provided in the accompanying Proxy Circular and Statement. For your vote to be recorded, your proxy must be received no later than 10:00 a.m. (Toronto time) on Wednesday, April 19, 2006. For further information, please see the section entitled “Voting Instructions” in Part I of the accompanying Proxy Circular and Statement.
      Stuart F. Feiner will be retiring from his position as Executive Vice-President, General Counsel and Secretary in late March 2006 and his successor, Simon A. Fish, will serve as Secretary of the Meeting.
By Order of the Board of Directors
Stuart F. Feiner
Executive Vice-President, General Counsel & Secretary
Dated: March 17, 2006

[THIS PAGE INTENTIONALLY LEFT BLANK]

February 17, 2006
PROXY CIRCULAR AND STATEMENT
       This Proxy Circular and Statement explains in detail the items of business that will be considered at the Annual Meeting of Shareholders of Inco Limited (the “Meeting”) to be held on Thursday, April 20, 2006 beginning at 10:00 a.m. (local time) at the Design Exchange, Trading Floor, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario, Canada. It is being furnished to shareholders by the Board of Directors and Management of Inco Limited commencing on or about March 17, 2006 in connection with the solicitation of proxies to be used at the Meeting and any adjournments of the Meeting. In this document, references to the “Company”, “Inco”, “we” and “us” refer to Inco Limited and references to the “Shareholders”, “you” and “your” refer to the Shareholders of Inco Limited.
      All dollar amounts in this Proxy Circular and Statement are stated in U.S. dollars unless otherwise indicated. Information contained in or otherwise accessed through the Company’s website, or any other website referred to in this Proxy Circular and Statement, does not form part of this Proxy Circular and Statement and any website addresses contained herein are inactive textual references only. The Company has its executive offices at 145 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 4B7.
PART I — VOTING INSTRUCTIONS
Who Can Vote
      If you were a Shareholder at the close of business on March 6, 2006 (the “Record Date”), then you will be entitled to vote at the Meeting. Each of the Common Shares carries one vote. As of the date of this Proxy Circular and Statement, February 17, 2006, 192,769,128 Common Shares were issued and outstanding. The Common Shares are the only securities of the Company which will have voting rights at the Meeting.
How to Vote Your Common Shares
For Registered Shareholders
      If you are a registered Shareholder (that is, you have a share certificate registered in your name), then you may vote in person at the Meeting or you may appoint someone else to vote for you as your proxy holder, by following the instructions set forth below. If you choose to vote by proxy, you may still attend the Meeting in person.
      You may appoint a person to act as your proxy holder, and provide your voting instructions to that person, in one of the following three ways:
      By Mail. You may vote by completing the form of proxy accompanying this Proxy Circular and Statement and returning it in the postage-paid envelope that is also provided.
      By Telephone. You may vote by dialing the following toll-free number using a touch-tone telephone within North America: 1-866-271-1207. You will be asked to provide your 13-digit Control Number (located in the bottom left corner of the form of proxy accompanying this Proxy Circular and Statement) in order to verify your identity.
      By Internet. You may vote by logging on to the following website: www.eproxyvoting.com/incovote. Once you have accessed this website, you will be asked to provide your 13-digit Control Number (located in the bottom left corner of the form of proxy accompanying this Proxy Circular and Statement) in order to verify your identity.
      The proxy holders named in the attached form of proxy, and pursuant to telephone and Internet voting, are Directors of the Company. You may appoint another person to act as your proxy holder, including someone who is not a Shareholder, but only if you provide that instruction on your proxy and send in your proxy by mail (as making such an appointment is not available by telephone or Internet).
      Your proxy must be received by the Company no later than 24 hours prior to the start of the Meeting (that is, by 10:00 a.m. Toronto time on April 19, 2006) or any adjournment of the Meeting. If you vote by mail, you must ensure that your proxy is received in advance of that time. Telephone and Internet voting will not be available after 10:00 a.m. Toronto time on April 19, 2006.
For Non-registered Shareholders
      If you are not a registered Shareholder (that is, if your shares are registered in the name of an intermediary such as a securities broker, clearing agency, financial institution, trustee or custodian), you should carefully follow the instructions on the request for voting instructions or form of proxy that you receive from the intermediary, in order to vote the Common Shares that you hold with that intermediary. Non-registered Shareholders should follow the instructions for mail, telephone or Internet voting provided to them by their intermediary.
      Since the Company generally does not have access to the names of its non-registered Shareholders, if you wish to attend the Meeting and vote in person, you should insert your own name in the blank space provided in the request for voting instructions or form of proxy to appoint yourself as proxy holder and then follow your intermediary’s instructions for returning the request for voting instructions or proxy form.
Voting Instructions
      On the form of proxy, you may indicate how you want your proxy holder to vote your shares, or you may let your proxy holder decide for you. If voting instructions are given, then your proxy holder must vote your shares in accordance with those instructions.
      If no voting instructions are given, then your proxy holder may vote your shares as he or she sees fit. If you appoint the proxy holders named on the attached form of proxy, who are Directors of the Company, and do not specify how they should vote your shares, then your shares will be voted as follows:

(1) “FOR” the election of the Directors; and
(2) “FOR” the appointment of the Auditors.
      At the time of the printing of this Proxy Circular and Statement, the Company is not aware of any amendments or variations to these matters or any other matter to be presented at the Meeting. If any other matter should properly be presented at the Meeting, your proxy holder will have the discretion to vote your shares in accordance with his or her best judgment.
      In the case of the votes for the election of Directors and the appointment of the Auditors, proxies may be marked as “FOR” or “WITHHOLD”. Proxies marked as “WITHHOLD” will be treated as present for the purposes of determining a quorum, but will be counted as having been withheld from voting. The resolutions regarding the election of Directors and the appointment of the Auditors require a majority of the votes cast by the Shareholders at the Meeting in order to pass. As a result, proxies marked as “WITHHOLD” will have no effect on the outcome of the vote on these resolutions, subject, in the case of the election of Directors, to the Board of Directors’ new Statement of Policy on the election of Directors, which is described on page 10.
      Proxies returned by intermediaries as “non-votes” on behalf of Common Shares held in street name, because the Beneficial Shareholder has not provided voting instructions or the intermediary does not have the discretion to vote such Common Shares, will be treated as present for purposes of determining a quorum but will not be counted as having been voted in respect of any such matter. As a result, such proxies will have no effect on the outcome of the vote.

If You Change Your Mind
      If you are a registered Shareholder and you have returned a form of proxy, you may revoke it by:

(a)	completing and signing a form of proxy at a later date than the form of proxy which you previously returned and depositing it with CIBC Mellon Trust Company; or

(b)	depositing a written statement signed by you or your attorney as authorized by you in writing (i) with the Office of the Secretary, at the head office of the Company, at any time up to and including April 19, 2006 or, if the Meeting is adjourned, the business day before the day to which the Meeting has been adjourned, or (ii) with the Chairman of the Meeting on the day of the Meeting before the start of the Meeting or, in the case of any adjournment of the Meeting, before the start of the Meeting as so adjourned.
      Voting instructions conveyed by mail, by facsimile or in person by a later dated instrument in writing or conveyed by telephone or the Internet will revoke any prior voting instructions.
      If you are a non-registered Shareholder, you may revoke voting instruction that you have given to your intermediary at any time by written notice to the intermediary. However, your intermediary may be unable to take any action on the revocation if you do not provide your revocation sufficiently in advance of the Meeting.
Votes Required for Approval
      A simple majority of all of the votes cast, in person or by proxy, is required for the approval of each of the matters being voted on at the Meeting.
Counting the Votes
      The Company’s registrar and transfer agent, CIBC Mellon Trust Company, or its authorized agents, will count and tabulate the proxies.
      Our registrar and transfer agent preserves the confidentiality of individual Shareholder votes except (a) in cases where the Shareholder clearly intends to communicate his or her individual position to management, and (b) where necessary to enable management to comply with legal requirements.

PART II — BUSINESS OF THE MEETING

1.	FINANCIAL STATEMENTS
      The Company’s financial statements for the year ended December 31, 2005 and the Auditors’ report thereon are included in the Company’s 2005 Annual Report to Shareholders. The financial statements will be placed before the Shareholders at the Meeting.

2.	ELECTION OF DIRECTORS
      Twelve Directors will be elected at the Meeting, each to hold office until the Company’s next Annual Meeting in 2007 or until a successor is elected or appointed. Unless the Shareholder signing the enclosed form of proxy specifies that the proxy be withheld from voting on the election of all Directors, or except to the extent that such Shareholder specifies that authority to vote for any individual nominee be withheld, the persons named in the form of proxy intend to vote the proxy for the election of the following twelve persons, each of whom is currently a Director of the Company: Glen A. Barton, Angus A. Bruneau, Ronald C. Cambre, Scott M. Hand, Janice K. Henry, Chaviva M. Hošek, Peter C. Jones, John T. Mayberry, Francis Mer, David P. O’Brien, Roger Phillips and Richard E. Waugh. Each of these nominees has been recommended by the Corporate Governance and Nominating Committee and the Board of Directors for election by the Shareholders. Mr. Jones plans, if elected at the Meeting, to retire as a Director upon the completion of the Company’s pending acquisition of Falconbridge Limited.
      The Board of Directors is not aware of any circumstances that would cause any nominee to be unable to serve as a Director. In the event that any nominee should be unable at any time to serve as a Director, each of the persons named in the accompanying form of proxy reserves the right to vote for another person of his or her choice in such nominee’s place, unless the Shareholder signing the form of proxy has specified that the proxy be withheld from voting on the election of all Directors.
Nominees for Election
      Biographical information regarding each of the nominees for election to the Board is set forth below. Additional information regarding the security holdings of the Directors and Officers of the Company is set forth beginning on page 39.

Glen A. Barton
Peoria, Illinois, USA	Common Shares: 21,323
Director since 1994	Deferred Share Units: 6,484	*
Options: 10,000
Mr. Barton, 66, is the retired Chairman and Chief Executive Officer of Caterpillar Inc., a leading heavy equipment and diesel engine manufacturer based in Peoria, Illinois. Mr. Barton held numerous marketing and general management positions throughout his 43-year career at Caterpillar and served as Chairman and Chief Executive Officer from February 1999 until his retirement in January 2004. Mr. Barton is currently the Lead Director of Newmont Mining Corporation and a Director of Valmont Industries, Inc. and Firefly Energy Inc. He is a member of the Dean’s Engineering Advisory Council of the University of Missouri-Columbia. He is also Chairman of the Peoria Civic Foundation and a Director of Peoria Next.

Angus A. Bruneau, O.C.
St. John’s, Newfoundland, Canada	Common Shares: 5,745
Director since 1998	Deferred Share Units: 11,866	*
Options: None
Warrants: 1,125
Dr. Bruneau, 70, is Chairman of Fortis Inc., a leading Newfoundland-based company with businesses in the electric utilities and real estate sectors, a position he has held since October 1987. From October 1987 to April 1996, Dr. Bruneau was Chairman and Chief Executive Officer of Fortis Inc. He is currently a Director of Fortis Properties, Petro-Canada, and SNC-Lavalin Group Inc. He also serves as a Director of the Canada Institute for Child Health and the Foundation for Sustainable Development Technology Canada and as a member of the Canada Foundation for Innovation.

Ronald C. Cambre
Denver, Colorado, USA	Common Shares: None
Director since 2002	Deferred Share Units: 11,611	*
Options: 10,000
Mr. Cambre, 67, is the retired Chairman and Chief Executive Officer of Newmont Mining Corporation, a leading international producer and marketer of gold and certain other products. Mr. Cambre served as Chairman of Newmont Mining Corporation from January 1995 until December 2001, as Chief Executive Officer from November 1993 until December 2000 and as President from June 1994 until July 1999. Prior to that, he served as Vice-President and Senior Technical Advisor to the Office of the Chairman, Freeport-McMoRan Copper & Gold Inc. (formerly Freeport-McMoRan Inc.). He is currently a Director of Cleveland Cliffs Inc., McDermott International Inc. and W.R. Grace & Co.

Scott M. Hand
Toronto, Ontario, Canada	Common Shares: 222,579
Director since 1991	Options: 308,000
Mr. Hand, 63, is Chairman and Chief Executive Officer of the Company, a position he has held since April 2002. From April 2001 until April 2002, he served as Deputy Chairman and Chief Executive Officer of the Company. Mr. Hand has served in a series of increasingly senior roles at the Company, including Vice-President, General Counsel and Secretary from 1984 to 1991, Executive Vice-President, General Counsel and Secretary from April 1991 to April 1992 and President from April 1992 to April 2001. Mr. Hand is also a Director of Independence Community Bank Corp.

Janice K. Henry
Raleigh, North Carolina, USA	Common Shares: None
Director since 2004	Deferred Share Units: 6,131	*
Options: None
Ms. Henry, 54, is Senior Vice-President and Treasurer of Martin Marietta Materials, Inc., a leading producer and marketer of aggregates materials and a range of other industrial products, Including magnesia-based chemicals and dolomitic lime used primarily in the steel industry. Ms. Henry plans to relinquish her position as Treasurer to become Senior Vice President of Martin Marietta Materials, Inc. in March 2006. Ms. Henry joined Martin Marietta Materials, Inc. in 1994 when it was spun out of its then parent company, Martin Marietta Corporation and she served as Chief Financial Officer of that company from 1994 until June 2005. Prior to joining Martin Marietta Materials, Inc. Ms. Henry spent twenty years at Martin Marietta Corporation (now Lockheed Martin Corporation) in a number of financial and accounting positions.

Chaviva M. Hošek
Toronto, Ontario, Canada	Common Shares: None
Director since 2002	Deferred Share Units: 10,455	*
Options: 10,000
Dr. Hošek, 59, is President and Chief Executive Officer of the Canadian Institute for Advanced Research, a leading not-for-profit organization that brings together Canada’s top thinkers in areas of basic research with distinguished colleagues around the world. She has held this position since January 2001. From 1993 until December 2000, Dr. Hošek served as Director of Policy and Research for the Prime Minister of Canada. Over the 1985-1993 period, she held positions in government and private industry, including serving as Minister of Housing for the Province of Ontario and a partner in Gordon Capital Corporation, a major Canadian investment banking firm. Dr. Hošek has also served as President of the National Action Committee on the Status of Women in Canada and has held senior governance positions at the University of Toronto and the University of British Columbia. Dr. Hošek is currently a Director of Maple Leaf Foods, Inc. She also serves as a Director of a number of not-for-profit institutions, including The Trudeau Foundation and The Leading Edge Endowment Fund of British Columbia.

Peter C. Jones
Oakville, Ontario, Canada	Common Shares: 61,354
Director since 2003	Options: 172,800
Mr. Jones, 58, is President and Chief Operating Officer of the Company, a position he has held since April 2001. Mr. Jones joined the Company in January 1997. He served as Executive Vice-President, Operations, from April 1998 to April 2001, and as Executive Vice-President, Technology and Project Development, from January 1997 to April 1998. Before joining the Company, Mr. Jones held a number of senior positions in the mining industry in North America and overseas, including serving as President and Chief Executive Officer of Hudson Bay Mining and Smelting Co., Limited. Mr. Jones currently serves as a Vice-Chairman of the Mining Association of Canada. Mr. Jones plans to retire from his positions with the Company upon the completion of the pending acquisition of Falconbridge Limited.

John T. Mayberry
Burlington, Ontario, Canada	Common Shares: 3,000
Director since 2003	Deferred Share Units: 8,072	*
Options: None
Mr. Mayberry, 61, is the retired Chairman and Chief Executive Officer of Dofasco Inc., a leading producer of primary steel and finished steel products. He served as President and Chief Executive Officer of Dofasco from January 1993 to May 2002 and as Chairman and Chief Executive Officer from May 2002 until his retirement in May 2003. Mr. Mayberry is currently Chairman of the Board of MDS Inc. and a Director of The Bank of Nova Scotia.

Francis Mer
Paris, France	Common Shares: 778
Director since 2005	Deferred Share Units: 1,130	*
Options: None
Mr. Mer, 66, is the former Minister of Economy, Finance and Industry for the government of France, a position that he held from 2002 to 2004. From 1986 until 2002, Mr. Mer was Chairman and CEO of USINOR, a leading European steel company, and also served as Co-Chairman of the Arcelor Group during this period. Prior to that, he was Chairman and Managing Director of Pont-à-Mousson S.A., a major producer of cast-iron pipe and related products, and Deputy General Manager of the Saint-Gobain Group, responsible for its Pipelines and Mechanical Engineering Division. Mr. Mer has been Chairman of Fédération Française de l’Acier (the French Steel Federation), Chairman of Eurofer (the European Steel Manufacturers Association), Chairman of Association Nationale de la Recherche Technique (the National Association for Technical Research), and Chairman of the International Iron and Steel Institute. He also currently serves as a Director of Adecco S.A., Alstom S.A. and Rhodia S.A. Mr. Mer graduated as a mining engineer from the École des Mines after having attended the École Polytechnique.

David P. O’Brien
Calgary, Alberta, Canada	Common Shares: 7,942
Director since 1996	Deferred Share Units: 10,449	*
Options: 10,000
Warrants: 225
Mr. O’Brien, 64, serves as Chairman of EnCana Corporation, one of the world’s leading independent oil and gas companies, a position he has held since April 2002, and as Chairman of the Royal Bank of Canada, a leading Canadian financial institution, a position he has held since February 2004. Mr. O’Brien served as Chairman and Chief Executive Officer of Canadian Pacific Limited from May 1996 to October 2001. He also served as Chairman of PanCanadian Energy Corporation from 1992 until its merger with Alberta Energy Company Ltd. to form EnCana Corporation in April 2002. Mr. O’Brien is also a Director of Fairmont Hotels & Resorts Inc., TransCanada PipeLines Limited and Molson Coors Brewing Company. In addition, he is a director of the C.D. Howe Institute and was named Chancellor of Concordia University effective January 2006.

Roger Phillips, O.C., S.O.M.
Regina, Saskatchewan, Canada	Common Shares: 7,000
Director since 2003	Deferred Share Units: 8,396	*
Options: 5,000
Mr. Phillips, 66, is the retired President and Chief Executive Officer of IPSCO Inc., a leading steel producer and fabricator. He served in that position from February 1982 until his retirement in January 2002. He is a Director of The Toronto-Dominion Bank, Canadian Pacific Railway Limited, Imperial Oil Limited and Cleveland Cliffs Inc. He is also a Director of the C.D. Howe Institute and a Trustee of the Fraser Institute.

Richard E. Waugh
Toronto, Ontario, Canada	Common Shares: None
Director since 2005	Deferred Share Units: 2,185
Options: None
Mr. Waugh, 58, is the President and Chief Executive Officer of The Bank of Nova Scotia, one of North America’s leading financial institutions. He began his career with Scotiabank in branch banking in Winnipeg in 1970 and has served in the Bank’s investment, corporate, international and retail banking areas. He became President in January 2003 and Chief Executive Officer in December 2003. Mr. Waugh currently serves on Scotiabank’s Board of Directors, as well as on the boards of several of Scotiabank’s international subsidiaries. He holds a Bachelor of Commerce (Honours) from the University of Manitoba and a Masters of Business Administration from York University. He is also a Fellow of the Institute of Canadian Bankers.

* Represents a bookkeeping entry on the books of the Company equal to the value of one Common Share at the time of this entry.
New Board Policy on the Election of Directors
      In early 2006, the Board of Directors unanimously adopted a new Statement of Policy on the election of Directors. This policy is intended to further enhance the Company’s corporate governance practices and to ensure that each member of the Board has the on-going support of the Shareholders. The policy requires that Shareholders continue to be provided with the option to vote separately in favour of, or withhold their vote from, each Director nominee. If a particular nominee receives more “withheld” votes than “for” votes in an uncontested election, then the Director will be required to submit his or her resignation even though the Director may have been duly elected as a matter of corporate law. The Board would accept such resignation within 90 days, unless the Board believed in good faith that the acceptance of such resignation would not be in the best interests of the Company and the Shareholders. The Director who tenders such resignation would not participate in the decision-making process relating to the Board’s consideration of such resignation. Upon the acceptance of the Director’s resignation, the Board would have the option of leaving the vacancy created unfilled until the next Shareholders’ meeting, or filling the vacancy through the appointment of a new Director who meets the applicable criteria established by the Corporate Governance and Nominating Committee. This new policy will apply to the Meeting and any subsequent meeting of Shareholders at which there is an uncontested election of Directors. A copy of the policy is posted on the Company’s website and will be mailed to any Shareholder upon request.
Agreement to Appoint Additional Directors
      On October 11, 2005, Inco announced that it had entered into a support agreement (the “Support Agreement”) with Falconbridge Limited (“Falconbridge”), pursuant to which, among other thing, Inco agreed to make an offer to purchase all of the common shares of Falconbridge and Falconbridge agreed to support the offer and to recommend the acceptance of the offer by its shareholders. The offer was mailed to Falconbridge shareholders on October 24, 2005 and, as at the date of this Proxy Circular and Statement, will remain outstanding until 8:00 p.m. (Toronto time) on June 30, 2006 unless extended, withdrawn or accelerated. The offer remains subject to certain conditions, including the receipt of certain regulatory clearances and the acceptance of the offer by Falconbridge common shareholders owning not less than 66 2/3% of the Falconbridge common shares on a fully-diluted basis.
      Under the terms of the Support Agreement, Inco has agreed to use all reasonable efforts to cause its Board of Directors to take such actions as may be required in order that, following the completion of the acquisition of a minimum number of the outstanding Falconbridge common shares pursuant to the offer, four new Directors, each of whom was serving on Falconbridge’s 13-person board at the time of the Support Agreement and is then serving as a director of Falconbridge, will be nominated for election or appointed to the Inco Board. Accordingly, upon the successful completion of the offer, Inco intends to expand the size of the Board of Directors and appoint four Falconbridge directors to fill the vacancies. Those four persons are David W. Kerr, Mary Mogford, Derek G. Pannell and James D. Wallace.
Other Corporations Where Director Nominees are Members of the Same Board
      The following table sets for the proposed nominees for election as Directors of the Company who, as at the date of this Proxy Circular and Statement, also serve together as Directors of other corporations:

Corporation	Director Nominee

The Bank of Nova Scotia	Richard E. Waugh
John T. Mayberry
Cleveland Cliffs Inc.	Roger Phillips
Ronald C. Cambre

3.	APPOINTMENT OF THE AUDITORS
      PricewaterhouseCoopers LLP and its predecessors have served as the Auditors of the Company since it was incorporated in 1916.
      The persons named in the accompanying form of proxy intend to vote such proxy in favour of the appointment of PricewaterhouseCoopers LLP as the Auditors of the Company for the term expiring at the Company’s Annual Meeting in 2007 at a remuneration to be approved by the Audit Committee of the Board of Directors, unless the Shareholder signing such form of proxy specifies otherwise. At its February 6, 2006 meeting, the Audit Committee recommended the appointment of PricewaterhouseCoopers LLP as the Auditors of the Company for the term expiring at the Company’s Annual Meeting in 2007.
      It is intended that PricewaterhouseCoopers LLP will for 2006 conduct an audit of the scope customarily made by it on behalf of the Company, as indicated in the Auditors’ Report to the Shareholders dated February 28, 2006 set forth beginning on page 78 of the 2005 Annual Report to Shareholders of the Company, as well as deliver opinions on management’s assessment of the effectiveness of, and the effectiveness of, the Company’s internal control over financial reporting based upon their audits, as required under Section 404 of the U.S. Sarbanes-Oxley Act of 2002.
      Representatives of PricewaterhouseCoopers LLP will attend the Meeting and will have the opportunity to make a statement if they desire to do so. They will also respond to any appropriate questions.

Auditors’ Fees
      The following table sets forth the various services provided by PricewaterhouseCoopers LLP and its affiliates to the Company during each of the Company’s last two fiscal years, together with the fees billed for such services:

	Fees Billed During the Year	Fees Billed During the Year
Services	Ended December 31, 2005	Ended December 31, 2004

Audit services	$3,895,000	$4,328,000
Audit-related services	394,000	259,000
Tax services	479,000	729,000
All other services	99,000	52,000

Total	$4,867,000	$5,368,000

      The audit services represent professional services rendered for audits of the Company’s annual financial statements and reviews of the Company’s quarterly financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. The audit services also included audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting as required by the U.S. Sarbanes-Oxley Act of 2002. The audit-related services pertained principally to accounting-related advice, audits in accordance with agreements with certain of the Company’s customers, audits of certain of the Company’s pension plans and audits required by certain environmental regulatory authorities. The tax services related to services for tax compliance, tax planning and tax advice. The other services related to access to online research tools and subscriptions, company liquidation advisory services and translation services.
      The Audit Committee’s policy has been to specifically pre-approve audit and non-audit services provided to the Company by the independent auditors. All services provided in 2005 and 2004 were pre-approved by the Audit Committee. The fees billed for tax services in 2004 included $177,000 for services provided in years preceding 2003 for which pre-approval was not required under applicable regulations or the Company’s policies in effect at the time such services were provided. The Audit Committee considered whether the provision of the non-audit services described above would be consistent with maintaining the Auditors’ independence and determined that such services were fully consistent with the maintenance of the Auditors’ independence.

4.	OTHER BUSINESS
      The Board of Directors is not aware of any matters to be presented for action at the Meeting other than those specifically referred to in the Notice of Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying form or forms of proxy to vote on such matters in accordance with their judgment. The accompanying form of proxy will also confer discretionary authority upon the persons named therein with respect to any amendments to the matters set forth in the Notice of Meeting.

PART III — CORPORATE GOVERNANCE
STATEMENT OF CORPORATE GOVERNANCE PRACTICES
      This Statement of Corporate Governance Practices is intended to summarize the Company’s approach to corporate governance, having regard to the corporate governance rules and guidelines applicable to the Company under Canadian and U.S. securities laws and New York Stock Exchange stock exchange listing standards.
      The Company recognizes the importance of good corporate governance practices to its Shareholders and other stakeholders. The Board of Directors believes that the Company’s corporate governance practices should be designed with a view to ensuring that the Company is managed both effectively and in a manner consistent with the highest standards of integrity, in order to maximize long-term shareholder value. The Board of Directors has adopted and adheres to corporate governance policies, practices and procedures which, in the Board’s view, promote this purpose. The Board of Directors reviews the Company’s corporate governance policies, practices and procedures on a regular basis to ensure that they are consistent with applicable laws, regulations and stock exchange listing standards and, where appropriate, reflect the best practices suggested by recognized corporate governance bodies and authorities. This year the Board has taken into account the new rules and guidelines adopted by the Canadian Securities Administrators (“CSA”) in June 2005 (National Instrument 58-101 — Disclosure of Corporate Governance Practices and National Policy 58-201 — Corporate Governance Guidelines) (the “CSA Governance Requirements”) and the proposed changes to the New York Stock Exchange corporate governance standards announced in November 2005. Although the Company is incorporated under the laws of Canada, Inco has chosen to voluntarily comply with the New York Stock Exchange listing standards which are applicable to U.S. domestic companies.
Inco’s System of Corporate Governance Practices
      Inco’s system of governance practices is set forth in the Guidelines of the Board of Directors on Corporate Governance (the “Governance Guidelines”), certain additional governance policies adopted by the Board from time to time and the charters of the six standing committees of the Board of Directors. Each of these documents is available on the Inco website at www.inco.com and will be mailed to any Shareholder upon request. The Company’s corporate governance practices are intended to ensure that the Board will have the necessary authority, procedures and practices in place to review and evaluate the Company’s business and operations and, where necessary or appropriate, act, or make decisions that are, independent of the Company’s management. The Governance Guidelines include guidelines for determining Director independence and qualifications, which are described below. They also include guidelines which are intended to help align the interests of the Company’s Directors and management with those of the Shareholders and establish practices that the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation, succession planning, board committee structure and director compensation. The Board annually conducts a self-evaluation to assess compliance with its system of governance practices and to identify opportunities to improve performance. The Governance Guidelines, Board policies and Committee charters are reviewed at least annually and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.
Director Independence
      The Board of Directors currently has 12 members. The Board has determined that each of the Directors of the Company, other than Scott M. Hand, the Chairman and Chief Executive Officer of the Company, and Peter C. Jones, the President and Chief Operating Officer of the Company, is an “independent” director for the purposes of the Governance Guidelines, the CSA Governance Requirements and the New York Stock Exchange listing standards. Accordingly, substantially more than a majority of the Directors are independent. In addition, the six standing Board Committees are composed exclusively of independent Directors.
      For a Director to be considered independent under the Governance Guidelines, the New York Stock Exchange listing standards and the CSA Governance Requirements, the Board of Directors must determine that the Director does not have any direct or indirect material relationship with the Company. Accordingly, the

Corporate Governance and Nominating Committee of the Board reviews, at least on an annual basis, all relationships between the Directors and the Company which might be construed in any way to compromise the designation of any such Director as being “independent” pursuant to the Governance Guidelines, applicable securities laws and stock exchange listing standards, and reports on such review to the full Board. The Board then makes an affirmative decision as to whether any of the Directors has any material relationship with the Company that would prevent him or her from being considered “independent” Directors. To assist the Board in making this determination, the Board has adopted certain standards as to Director independence which are set forth in section 16 of the Governance Guidelines. Each of the Company’s Directors, other than Scott M. Hand and Peter C. Jones, who are full-time employees of the Company, and Angus A. Bruneau, for reasons set forth below, meets the standards for Director independence set forth in the Governance Guidelines. Dr. Bruneau does not meet such standards because one of his sons served as an executive officer of a company that, in 2003, received approximately $300,000 in fees to manage the construction of an office and warehouse facility for the Company’s Voisey’s Bay development project. Based upon its review of how this fee arrangement was awarded and the services provided, the Committee determined that this relationship was not a material relationship which would in any way impair Dr. Bruneau’s independence or preclude Dr. Bruneau from being considered an independent Director. Dr. Bruneau’s son ceased to be an officer of the relevant company in 2004 and no longer receives any compensation from the company.
      The independent Directors hold executive sessions at which the non-independent Directors and members of management are not in attendance, usually at the end of the regularly scheduled meetings of the Board, in accordance with the Governance Guidelines, the CSA Governance Requirements and the New York Stock Exchange listing standards. These sessions are chaired by the Lead Director. In 2005, the independent Directors held nine such meetings. Any Board Committee, individual, independent Director or group of independent Directors may at any time they believe to be necessary or appropriate, taking into account the relevant circumstances and subject to the approval of the Corporate Governance and Nominating Committee, engage independent advisors at the expense of the Company.
Chairman of the Board and Executive Officer Positions and Responsibilities and Lead Director Position
      The Chief Executive Officer of the Company, Scott M. Hand, was appointed as Chairman of the Board of Directors on April 17, 2002. At the same time, the Board formalized the creation of a Lead Director position and elected Glen A. Barton, an independent Director, to serve as Lead Director. The duties and responsibilities of the Lead Director are determined by the Board, in accordance with the Governance Guidelines. The Lead Director’s principal duties include chairing the executive sessions held by the non-employee Directors, reviewing, to the extent appropriate, with the Chairman and Chief Executive Officer the matters discussed in such executive sessions, reviewing and interacting with management in the preparation of the agendas for all Board meetings and arranging for key issues identified by non-employee Directors to be addressed at one or more Board meetings.
      The Board of Directors has reviewed whether the positions of Chair of the Board and Chief Executive Officer should be held by separate persons and, in accordance with the Governance Guidelines, the Board will implement, when it believes it would be in the best interests of the Company, on either an interim basis or otherwise, arrangements whereby the positions of Chairman and Chief Executive Officer would not be held by the same person. It will also continue to evaluate new structures and procedures to enhance or supplement existing structures and procedures regarding the operation of the Board.
      The Corporate Governance and Nominating Committee, whose responsibilities are summarized beginning on page 20, is responsible for developing, with the Chairman and Chief Executive Officer, his position description and the corporate objectives that he will be responsible for meeting in a given year. These corporate objectives are reviewed by the Lead Director with the full Board. The Corporate Governance and Nominating Committee is also responsible for conducting an annual review of the performance of the Chairman and Chief Executive Officer as measured against the stated objectives. The results of this annual review, as well as the matters discussed in executive sessions held by the non-employee Directors, are communicated to the Chairman and Chief Executive Officer by the Lead Director. The Management Resources and Compensation Committee, whose responsibilities are summarized on page 21, is responsible for establishing the annual compensation of the Chairman and Chief Executive Officer and considers this annual review in making its decision.

Mandate of the Board of Directors of the Company
      The mandate of the Board of Directors, which is set forth in the Governance Guidelines and summarized below, is to enhance the long-term value of the Company for its Shareholders. Given that the Board of Directors is not in a position to “manage” the business and affairs of the Company on a day-to-day basis, in meeting the requirements applicable to directors of a corporation under the Canada Business Corporations Act, as well as under other statutory or legal requirements applicable to companies which carry on business in numerous jurisdictions, the Board of Directors delegates to the Company’s Chief Executive Officer and certain other members of the Company’s senior management certain of its powers of management. The Board of Directors focuses on its responsibility for the overall stewardship of the business and affairs of the Company. In order to carry out its mandate, the Board of Directors holds at least eight regularly scheduled meetings annually, with additional meetings being held as required to consider particular issues or conduct specific reviews between regularly scheduled meetings whenever appropriate. During 2005, the Board of Directors held 23 meetings, of which 12 were regularly scheduled meetings and 11 were non-regularly scheduled meetings.
      In addition to its general oversight of management, the Board, either directly or through one or more of its standing committees, also performs a number of specific functions, including: (a) selecting and evaluating, and approving the compensation arrangements for, the Chairman and Chief Executive Officer and overseeing Chairman and Chief Executive Officer and senior management succession planning, given that the Board deems as one of its most critical functions the selection of a Chief Executive Officer and senior management team that will be able to meet the challenges facing the Company, implement the Company’s strategy and objectives and inspire others to follow their lead; (b) providing counsel, oversight and approval, as appropriate, with respect to the selection, evaluation, development and compensation of management; (c) while recognizing that management is responsible for the development of individual business unit and the Company’s overall corporate strategy, overseeing the Company’s agreed upon strategic planning process and reviewing the corporate strategy at least on an annual basis, and questioning and validating, and ultimately approving, the corporate strategy for the Company and monitoring the results of such strategy; (d) reviewing, approving and monitoring the results of the Company’s major corporate actions; (e) understanding and assessing the principal risks associated with the Company’s businesses and operations on an ongoing basis, including a comprehension of the appropriate balance between risks and rewards, with management ensuring that the Board (as well as the applicable Board Committee(s) having oversight or responsibility for particular risks) are kept well informed of any changes in, or additions to, such principal risks on a timely basis, and reviewing options identified by management for the mitigation or management of such risks and supporting the key decisions to be made by management in respect of the strategies implemented to mitigate or manage such principal risks; (f) oversight of the implementation and effectiveness of internal control over financial reporting and other related systems which can help to ensure the discharge of the Board’s responsibilities; and (g) ensuring that satisfactory processes, procedures or policies are in place for maintaining the honesty and integrity of management; the integrity of the Company and its financial statements; the integrity of compliance with all applicable laws and regulations and the highest ethical standards; the integrity of relationships with customers, suppliers and competitors; and the integrity of relationships with all other stakeholders.
Decisions Requiring Board Approval
      In light of the responsibilities of the Board of Directors for the overall stewardship of the business and affairs of the Company, all fundamental decisions relating to the management of the Company are reviewed and approved in advance by the Board. The Board of Directors has from time to time delegated to senior management of the Company the authority to enter into certain types of transactions, including financial transactions, subject to specified limitations. Subject to such delegation, major proposed decisions or actions concerning, among other matters, the Company’s corporate status, capital structure, annual and long-term business and strategic plans, major acquisitions or divestitures, strategic alliances and other actions as required under the Canada Business Corporations Act, are subject to the prior approval of the Board. Capital investments and other expenditures above certain minimum levels established by the Board are also subject to the prior approval of the Board of Directors.

Board’s Expectations of Management
      The Board of Directors does not believe that it is appropriate for it to be involved in the day-to-day management and functioning of the Company. It expects that senior management will be responsible for the effective, efficient, and prudent management of the Company, subject to the Board’s overall stewardship responsibilities. Given the Board’s overall stewardship responsibilities, the Board of Directors expects management of the Company to meet the following key objectives: (a) report, in a comprehensive, accurate and timely fashion, on the business and affairs of the Company generally, and on any specific matters that management considers to be of material or significant consequence for the Company and its Shareholders and other stakeholders; (b) take timely action, and make all appropriate decisions required, with respect to the Company’s business and operations in accordance with all applicable legal and other requirements or obligations and within the framework of corporate policies in effect, with a view to maximizing long-term shareholder value; (c) conduct a comprehensive annual budgeting process and monitor closely the Company’s financial and operating performance in conjunction with the Company’s annual business plan approved by the Board; (d) review on an ongoing basis the Company’s near term and long-term strategic plans and their implementation in all key areas of the Company’s activities in light of, among other critical factors, evolving market conditions and changes in applicable laws, regulations and technology; and (e) implement appropriate policies, procedures and processes to assure the highest level of conduct and integrity of the Company’s management and employees worldwide.
Board Size
      The Board of Directors is currently comprised of twelve members. The Board of Directors and the Corporate Governance and Nominating Committee, as discussed below, periodically consider the size of the Board. The Corporate Governance and Nominating Committee and the Board believe that a Board size of twelve members is adequate. As noted on page 10, in accordance with the Support Agreement with Falconbridge, upon the successful completion of Inco’s offer to acquire Falconbridge, Inco intends to expand the size of the Board of Directors and appoint four persons who currently serve as Falconbridge directors to fill the vacancies.
Director Recruitment
      The maintenance of a diverse, dedicated and highly qualified group of independent Directors is critical to the functioning and effectiveness of the Board of Directors. As summarized on page 20, the Corporate Governance and Nominating Committee is charged with identifying, evaluating and recommending Director candidates with the assistance of senior management, other Directors and outside advisors, as appropriate. Individuals are assessed based on a comprehensive list of criteria which have been developed for Director candidates including desired skills, areas of expertise, experience and accomplishments, gender, age and other personal characteristics, which are intended to result in the selection of candidates who are best able to contribute to the direction of the business, strategies and affairs of the Company. These criteria are periodically reviewed and updated by the Corporate Governance and Nominating Committee, taking into account, among other factors, the desired size of the Board and the diversity of its composition.
Director Orientation and Continuing Education
      The Corporate Governance and Nominating Committee oversees an orientation and education program for new Directors. While the program is tailored to the needs and experience of the particular new Director, it includes sessions with the Company’s senior management on specific business, operations, marketing, legal and financial issues relating to the Company, tours of key operating facilities and, if appropriate, utilization of new director programs sponsored by recognized universities or other organizations.
      The Directors’ continuing education program includes ongoing tours of key operating facilities and meetings with key personnel, either in conjunction with regular Board meetings or otherwise, and presentations by key personnel concerning topics related to the Company’s business and operations. The Board schedules some of its meetings at the Company’s operating facilities in order to facilitate Director education with respect to the Company’s operations.

Retirement Age and Term Limits
      The Board examined Inco’s corporate governance policies regarding Director retirement age and term limits in 2005, comparing its policies with those of similar North American public companies. The Governance Guidelines provided for a mandatory retirement age of 70, which was generally consistent with market practice, but at the low end of the range of mandatory retirement ages among the companies surveyed. The Governance Guidelines did not provide for term limits, which was also consistent with market practice.
      The Board decided to amend the Governance Guidelines in July 2005 to raise the Director retirement age from 70 to 72 years of age. The Board believes that 72 is an appropriate retirement age for its Directors. Therefore, no Director shall be nominated for appointment or re-election to the Board following his or her 72nd birthday.
      The Board also decided that it would not adopt any restrictions with respect to term limits. While term limits may help ensure that there are fresh ideas and viewpoints available to the Board, the Board is of the view that they could also have the effect of depriving the Board of the service of Directors who may have developed, over a period of service, valuable insight into the operations and future of the Company. The Board believes that, as an alternative to term limits, it can ensure that the Board continues to evolve and adopt new viewpoints through the evaluation and nomination process. The Board’s policy with respect to term limits was also added to the Governance Guidelines in July 2005.
Assessment of Board Performance
      The Corporate Governance and Nominating Committee assesses on an annual basis the performance and effectiveness of the Board as a whole and the performance and contributions of individual Directors. In addition, each standing Committee of the Board is required to prepare an annual performance evaluation of the Committee, including a comparison of the performance of the Committee with the requirements of its charter. The Committee Chair reports to the Board as a whole on his or her Committee’s annual self-assessment.
Shareholder/ Investor Communications and Feedback
      The Company has programs in place to effectively communicate with its stakeholders, including its Shareholders, employees and the general public. The fundamental objective of these programs is to ensure an open, accessible and timely exchange of information with Shareholders, employees and other stakeholders concerning the business, affairs and performance of the Company, subject to the requirements of applicable securities laws and other statutory and contractual obligations. The Company’s shareholder and investor relations personnel are responsible for responding to shareholder communications and addressing feedback from Shareholders and other stakeholders with review, as appropriate, by senior management and the Board of Directors. The Company’s shareholder and investor relations function includes quarterly conference calls with industry analysts and media representatives in conjunction with the release of the Company’s financial results, as well as regular presentations to or meetings with industry analysts and with institutional shareholders. Through webcasting services, Shareholders and other stakeholders may access these conference calls and slides and other materials utilized in connection with such conference calls and all of the presentations made by the Company to the investment community, except those sponsored by third parties which do not webcast the presentations themselves. Shareholders or other interested parties may contact the Company’s investor relations personnel through the Company’s website, at www.inco.com, or by telephone at (416) 361-7670.
Ethical Business Conduct
      The Company has had in effect its Guidelines on Business Conduct, which set out a general policy of adherence to the highest standards of integrity and ethical conduct, since the late 1970s. In addition, the Company has also had a Conflicts of Interest Statement of Policy in effect for over thirty years, which establishes principles to be followed by Directors, officers and employees of the Company in their own conduct as representatives of the Company and in their dealings with suppliers, customers and competitors, as well as all persons or businesses which are affected by the Company’s activities. The Guidelines on Business Conduct and Conflicts of Interest Statement of Policy were combined into a single document in July 2005, which we refer to as our Combined Conflicts of Interest and Business Conduct Guidelines (the “Combined Guidelines”). The Combined Guidelines comply with the New York Stock Exchange listing standards and the CSA Governance Requirements. The Combined Conduct are posted on the Company’s website and will be mailed to any Shareholder upon request.

      The Board of Directors has delegated responsibility for monitoring compliance with the Combined Guidelines to the Audit Committee which, among other things, is responsible for reviewing the Combined Guidelines periodically to ensure that they comply with all legal requirements and best practices, reviewing management’s monitoring of compliance with the Combined Guidelines and granting any waivers from the Combined Guidelines. To date, no waivers with respect to compliance with any aspect of the Combined Guidelines have been granted. On an annual basis, the Company distributes a copy of the Combined Guidelines and a related short questionnaire to every Director and officer of the Company and to those employees and consultants who have been identified, based upon their duties and responsibilities, as persons who should review the Combined Guidelines. These individuals are required to acknowledge that they have read, understood and complied with the Combined Guidelines and to complete a related questionnaire. The results of the annual survey are reported to the Audit Committee.
      In early 2004, the Company also established its Senior Officer and Financial Personnel Code of Ethics and Disclosure and Reporting Requirements Policy Statement (the “Code of Ethics for Financial Personnel”). The Code of Ethics for Financial Personnel supplements the Combined Guidelines and further promotes ethical conduct among employees involved in the Company’s financial reporting and disclosure processes. It is also posted on the Company’s website and will be mailed to any Shareholder upon request.
      Inco has also established a reporting system, called its Ethics and Compliance Reporting Line and Reporting Website, so that employees and other stakeholders may communicate any ethical concerns that they may have or any improper conduct that they may have seen or experienced in a confidential and anonymous manner. The system is maintained by a third party service provider. All reports are reviewed, and any further action is initiated, by an internal compliance committee comprised of the General Counsel and certain other senior managers. The compliance committee reports regularly on such reports and actions taken in response to such reports to the Audit Committee. and the Chair of the Audit Committee receives copies of all reports of potentially serious improper conduct directly from the third party service provider.
      In order to ensure that the Directors exercise independent judgment in respect of the Company’s business, the Governance Guidelines require a Director to promptly inform the Chairman and Chief Executive Officer and the Lead Director of any actual or potential conflict of interest which the Director may have. The Director must then recuse himself or herself from any discussion at or decision to be taken at any Board or Board Committee meeting with respect to such matters. If a significant conflict exists that cannot be resolved, the Director is required to tender his or her resignation.
Director Attendance Record
      Directors are expected to attend all meetings, absent unusual circumstances. During 2005, the Board held 23 meetings. Each of the Directors attended over 75% of the meetings of the Board and of the Committees of the Board on which such Director served, except, taking into account the number of unscheduled telephonic meetings held on short notice because of the occurrence of unusual events, Dr. Bruneau who attended approximately 73% of such meetings and Mr. Mer who attended approximately 71% of such meetings.

      The table below sets forth the number of meetings of the Board of Directors and each Committee of the Board of Directors held in the year ended December 31, 2005, as well as a summary of the attendance of each of the Directors at those meetings, including those who serve on particular Committees:

				Corporate		Management
			Capital	Governance &	Environment,	Resources &
	Board of	Audit	Projects	Nominating	Health & Safety	Compensation	Pension
	Directors	Committee	Committee	Committee	Committee	Committee	Committee
Director’s Name	(23 Meetings)(1)	(7 Meetings)	(2 Meetings)	(3 Meetings)	(4 Meetings)	(2 Meetings)	(3 Meetings)

Glen A. Barton	22/23	7/7	—	3/3	—	—	—
Angus A. Bruneau	16/23	—	—	2/3	3/4	—	3/3
Ronald C. Cambre	22/23	7/7	2/2	—	—	2/2	—
Scott M. Hand(2)	23/23	—	—	3/3	—	—	—
Janice K. Henry	21/23	7/7	—	—	—	—	3/3
Chaviva M. Hošek	22/23	—	—	—	4/4	—	3/3
Peter C. Jones(2)	22/22	—	—	—	—	—	—
John T. Mayberry	23/23	—	2/2	3/3	4/4	—	—
Francis Mer(3)	8/11	1/2	1/1	—	—	—	—
David P. O’Brien	21/23	—	—	3/3	—	2/2	—
Roger Phillips	21/23	—	—	—	4/4	2/2	—
James Stanford(4)	11/12	4/4	1/1	—	—	1/1	—
Richard E. Waugh(3)	10/11	—	—	—	—	1/1	1/1

(1)	Includes both regularly scheduled meetings (12) and non-regularly scheduled (11) meetings.

(2)	As a Director who is also an employee of the Company, Mr. Jones was not invited to one of the meetings of the Board of Directors held in 2005.

(3)	Mr. Mer and Mr. Waugh joined the Board of Directors on July 18, 2005.

(4)	Mr. Stanford retired from the Board of Directors on July 19, 2005.
      The Governance Guidelines provide that all of the Directors are expected to attend the Company’s annual meetings of shareholders. At the 2005 Annual Meeting of Shareholders, all of the eleven then current Directors were present.
Board Committees
      The Board of Directors currently has six standing committees: the Audit Committee, the Corporate Governance and Nominating Committee, the Management Resources and Compensation Committee, the Pension Committee, the Environment, Health and Safety Committee and the Capital Projects Committee. The Board may also form special committees as required to review particular transactions or matters. The Board has adopted written charters for each of its standing committees, which set forth the relevant committee’s mandate and the responsibilities of its chair. Copies of these committee charters may be viewed on the Company’s website at www.inco.com and will be mailed to any Shareholder upon request. The composition, mandate and focus of each of the six standing committees of the Board of Directors are discussed below.
Audit Committee
      The Audit Committee is composed of at least four Directors, each of whom must satisfy the Governance Guidelines and applicable securities laws and stock exchange listing standards with respect to independence. Members of the Audit Committee must also satisfy the Governance Guidelines and applicable securities laws and stock exchange rules regarding financial knowledge, literacy and expertise. The charter for the Audit Committee, which was amended and restated in February 2005, provides the Audit Committee with the authority and responsibility for the appointment, retention, compensation and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by them, and the review and evaluation of such auditors’ independence. Pursuant to its charter, the Audit Committee meets with the Company’s financial management personnel, its internal auditors and its independent auditors at least four times a year to review and assist the Board of Directors in its oversight responsibilities relating to, among other matters, the following: (1) accounting and financial reporting principles, policies, practices and procedures of the Company; (2) the adequacy of the Company’s systems of internal accounting control and the systems, policies and procedures to address and minimize the risk of fraud; (3) the quality, integrity and transparency of the Company’s financial statements; (4) the independent auditors’ qualifications, performance and independence; and (5) the performance of the independent auditors and the Company’s internal audit function. Given that the Audit Committee’s function is one of oversight and that its members are not accountants or auditors, the members of the Committee rely on the integrity of management, the internal audit staff and the independent auditors from whom they receive information, the accuracy of the information provided to them by such persons and organizations and on representations made by management in carrying out their responsibilities. In connection with the discharge of its duties and responsibilities, the Committee reviews, among other areas, the Company’s financial reporting practices and procedures, the Company’s quarterly and annual financial statements prior to their release and filing with regulatory agencies, actual and prospective changes in critical or significant accounting policies and their effect, the planned scope of examinations, including in relation to policies and procedures covering internal control over financial reporting, by both the independent auditors and internal audit staff and their findings and recommendations. The Audit Committee’s annual report is found beginning on page 22. The Audit Committee has the following members: Janice K. Henry, Chair, Glen A. Barton, Ronald C. Cambre and Francis Mer.
Corporate Governance and Nominating Committee
      The Corporate Governance and Nominating Committee is composed of at least three Directors, each of whom must satisfy the Board’s Governance Guidelines and applicable securities laws and stock exchange listing standards with respect to independence. The Lead Director serves as the Chair of the Committee. Pursuant to its charter, the Committee is responsible for, among other matters, the following: (1) making recommendations with respect to the size of the Board and its standing committees; (2) identifying and making recommendations to the Board regarding individuals to be nominated for election or appointment to the Board or any of its standing committees; (3) evaluating the performance of the Board as a whole and the performance and contribution of individual Directors and making recommendations to the Board with respect to Director compensation; (4) overseeing Board and Board Committee tenure policies and policies covering the resignation of incumbent Directors; (5) evaluating at least on an annual basis the performance of the Chairman and Chief Executive Officer; (6) reviewing and making recommendations to the Board with respect to developments in corporate governance practices (including best practices), and legislation and initiatives relating to corporate governance practices; and (7) reviewing the independence of the Directors and considering questions of possible conflicts of interest. The Corporate Governance and Nominating Committee has the following members: Glen A. Barton, Chair, Angus A. Bruneau, John T. Mayberry and David P. O’Brien. The Chairman and Chief Executive Officer serves as an ex-officio, non-voting member of the Committee.
      In identifying, evaluating or recommending candidates for election or appointment to the Board, the Committee is required to take into consideration the factors set forth in the Board’s Governance Guidelines and such other factors as it deems appropriate, including the judgment, skill, integrity, independence, diversity and business experience of the candidates. There are no specific minimum qualifications that Director candidates must meet in order for the Committee to recommend them to the Board. The Committee has the authority to retain experts or consultants to assist it in carrying out its responsibilities and has the sole authority to engage consultants and search firms to identify Director candidates. In 2005, given the planned retirement of James M. Stanford and the desire of the Directors to expand the size of the Board to 12 members consistent with what they believed to be an appropriate size for the Board, the Committee commenced a Director search process and engaged third party director search firms to assist it in identifying and evaluating prospective Directors as candidates. As part of this process, Francis Mer and Richard E. Waugh were initially identified by other independent Directors as prospective Board candidates. The Committee recommended the appointment of Messrs. Mer and Waugh as new Directors and they were appointed to the Board effective July 18, 2005. The Committee approved each of the nominees for election as Directors at the Meeting, as well as members of each Committee of the Board of Directors, at its meeting in early February 2006. The Committee understands that Mr. Cambre currently serves as a director of W.R. Grace & Co., which is currently in bankruptcy protection, and that Mr. O’Brien served as a director of Air Canada when it filed for bankruptcy protection in November 2003.

      The Committee will consider and evaluate any candidates recommended by the Shareholders in accordance with the same criteria as any other proposed candidate. Shareholders who wish to have persons considered by the Committee for nomination to the Board of Directors at the 2007 Annual Meeting should submit their requests in writing, including biographical data regarding such persons, to the Secretary of the Company for referral to the Committee not later than December 18, 2006.
Management Resources and Compensation Committee
      The Management Resources and Compensation Committee is composed of at least three Directors, each of whom must satisfy the Board’s Governance Guidelines and applicable securities laws and stock exchange listing standards with respect to independence. Among its responsibilities, the Committee reviews and evaluates the performance of the Company’s senior executives, other than the Chairman and Chief Executive Officer, against certain performance measurements and other factors. The Committee also (1) makes recommendations to the Board on the remuneration of the Company’s senior executives, including the Chairman and Chief Executive Officer, (2) oversees the administration of the Company’s incentive compensation plans, including the Company’s annual Management Incentive Plans, the Mid-Term Incentive Plan, the 2001 KEIP and the 2005 KEIP, (3) oversees the development and implementation of the Company’s executive succession plans and plans for developing and evaluating potential candidates for executive positions, including the position of Chief Executive Officer, and (4) oversees the Company’s regulatory compliance with respect to compensation matters, and prepares and approves the Committee’s annual “Report on Executive Compensation” (included in this Proxy Circular and Statement on page 34). The Committee has the authority to retain experts or consultants to assist it in carrying out its responsibilities and has the sole authority to engage compensation consultants to assist in the evaluation of CEO and senior executive compensation. The Management Resources and Compensation Committee has the following members: David P. O’Brien, Chair, Ronald C. Cambre, Roger Phillips and Richard E. Waugh.
Pension Committee
      The Pension Committee is composed of at least three Directors, each of whom must satisfy the Board’s Governance Guidelines and any applicable regulatory or stock exchange listing standards with respect to independence. The Committee, with the assistance of the Company’s internal committee on pensions and other benefit plans and outside advisors, reviews and makes recommendations on certain aspects of the pension plans of the Company and its subsidiaries, including certain actuarial assumptions and contribution levels. In addition, the Committee reviews key changes in investment strategy, asset allocation, contribution policies and the appointment of trustees to the Company’s pension plans. The Pension Committee has the following members: Chaviva M. Hošek, Chair, Angus A. Bruneau, Janice K. Henry and Richard E. Waugh.
Environment, Health and Safety Committee
      The Environment, Health and Safety Committee is composed of at least four Directors, each of whom must satisfy the Board’s Governance Guidelines and any applicable regulatory or stock exchange listing standards with respect to independence. The Committee assists the Board in its oversight responsibilities relating to, among other matters, the following: (1) the review of the Company’s environmental, health and safety policies, (2) the monitoring of compliance with applicable environmental, health and safety laws and regulations relating to the Company’s businesses and operations, and (3) the development, review and evaluation of the Company’s environmental and health and safety goals and objectives. The Environment, Health and Safety Committee has the following members: Angus A. Bruneau, Chair, Chaviva M. Hošek, Roger Phillips and John T. Mayberry.
Capital Projects Committee
      In February 2005, the Board created the Capital Projects Committee, composed of three Directors, to assist the Board in its oversight responsibilities relating to, among other matters, the following: (1) the review of the

Company’s major capital projects on a worldwide basis, (2) the monitoring of the progress of all major capital projects in terms of both schedule for completion and budget and any other issues of significance in relation to a particular project, and (3) how a project is meeting all applicable legal and regulatory requirements and addresses all relevant political, social, community and economic benefits issues. The Committee has the following members: Ronald A. Cambre, Chair, John T. Mayberry and Francis Mer.
Shareholder Communications to the Board
      Shareholders may contact an individual Director, the Lead Director, the Board as a group, or a specified Board Committee or group of Directors, including the independent Directors as a group, by the following means:

By mail:	Inco Limited Office of the Secretary 145 King Street West Suite 1500 Toronto, ON M5H 4B7

By email:	askboard@inco.com
Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company’s Office of the Secretary will initially receive and process such communications to confirm that they are not of a commercial nature or related to an improper or irrelevant topic before forwarding them on to the addressee(s). The Company generally will not forward to any of the Directors a Shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic or that requests general information about the Company.
AUDIT COMMITTEE REPORT
      The Audit Committee of the Board has four members. The Board has reviewed the Governance Guidelines and applicable securities laws and stock exchange listing standards regarding director independence and, based upon its review and its business judgment, has determined that each of the members of the Audit Committee (1) meets the Governance Guidelines, (2) is “independent” as required by applicable securities laws and stock exchange listing standards, including the listing standards of the New York Stock Exchange. The Board has also determined that each of the members of the Audit Committee meets the applicable rules and requirements regarding financial knowledge, literacy and expertise and that at least one member of the Audit Committee, Janice K. Henry, the Chair of the Audit Committee, meets the applicable requirements and, accordingly, is an “audit committee financial expert” as that term is defined under applicable U.S. securities legislation.
      The role of the Audit Committee is to assist the Board in its oversight of the Company’s accounting and financial reporting principles, policies and procedures, as well as the adequacy of the Company’s systems of internal control over financial reporting and the quality and integrity of the Company’s financial statements. The Committee operates pursuant to a charter that was most recently amended and restated by the Board in February 2005. As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, and internal accounting and other controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for auditing the Company’s financial statements, including the note to those financial statements relating to the significant differences between Canadian generally accepted accounting principles (“Canadian GAAP”) and U.S. generally accepted accounting principles, and expressing opinions as to (i) the conformity of the Company’s financial statements with Canadian GAAP, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting, in each case most recently as at year-end 2005.
      In assisting the Board in its oversight function, the Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2005 with management, the Company’s internal audit staff and the Company’s independent auditors, PricewaterhouseCoopers LLP. The Committee has also reviewed and discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (as codified by AU Section 380), and related guidance in Canada. The Committee has also received the written disclosures and the letter from the independent auditors required by the current Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” in the United States and related guidance in Canada, and has, as part of its responsibilities, reviewed with the independent auditors, taking into account recent legislation and regulations, such auditors’ independence from the Company and its management. The Audit Committee has also discussed with management, the Company’s internal audit staff and the independent auditors the quality and adequacy of the Company’s internal accounting and other controls and the Company’s internal audit functions, organization, responsibilities, budgets and staffing. The Audit Committee has reviewed with both the independent auditors and the Company’s internal audit staff their respective audit plans, audit scope and identification of audit risks for the year ended December 31, 2005, and, having developed policies and procedures relating to the pre-approval of such services, has considered the nature and scope of the non-audit services proposed to be supplied to the Company by its independent auditors and whether the provision of any such non-audit services by the auditors is fully compatible with the maintenance of their independence.
      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, are not experts in the fields of accounting or auditing, including in respect of auditor independence, and are not employed by the Company for accounting or financial management or for any aspects of the Company’s systems of internal accounting control. Members of the Committee rely, without independent verification, on the information provided to them, and on the representations made, by management, the Company’s internal audit staff and the Company’s independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles and policies, or internal accounting controls and procedures, designed to assure compliance with accounting standards and applicable laws and regulations. In addition, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with applicable auditing standards, that the Company’s financial statements are presented in accordance with Canadian GAAP, or that the Company’s auditors are in fact “independent”.
      Based upon the reports, discussions and reviews described in this Report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter of the Audit Committee, the Committee has (i) approved, subject to requisite Shareholder approval in accordance with the Canada Business Corporations Act, the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company’s fiscal year ended December 31, 2006, and (ii) recommended to the Board of Directors, which has approved the Committee’s recommendations, that the Company’s audited financial statements for the year ended December 31, 2005 be included in the Company’s Annual Report to Shareholders for the year ended December 31, 2005 and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 to be filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.
The Audit Committee
Janice K. Henry, Chair
Glen A. Barton
Ronald C. Cambre
Francis Mer
February 13, 2006

PART IV — DIRECTOR AND EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
Directors’ Compensation in 2005
      In 2005, the Company paid an annual retainer to each of its non-employee Directors for service on the Board, plus additional annual retainers or meeting fees to those non-employee Directors who served (1) on more than two Committees (other than the Capital Projects Committee), (2) as Chair of a Board Committee, (3) on the Audit Committee or the Capital Projects Committee, and/or (4) as Lead Director. The Company also made an annual award of Deferred Share Units to the non-employee Directors, in lieu of the annual stock option grant that would have otherwise been granted to them, given the decision of the Board in 2004 to suspend future annual grants of share options under the Company’s 2002 Non-Employee Director Share Option Plan (the “Directors’ Option Plan”). The Company does not provide any additional compensation to Directors who are also employees of the Company.
      The following table sets forth the amount of each of the retainers, awards and meeting fees paid to the Company’s non-employee Directors in 2005:

Retainer, Fee or Option Grant	Amount

Annual Director Retainer	• $45,000 in cash* and 1,100 Common Shares or Deferred Share Units
Annual Award of Deferred Share Units	• 1,500 Deferred Share Units
Extra Committee Retainer (for service on more than two Committees, excluding the Capital Projects Committee)	• 200 Common Shares or Deferred Share Units
Committee Chair Retainer (other than Audit Committee)	• $2,000 in cash* and 200 Common Shares or Deferred Share Units
Audit Committee Chair Retainer	• $2,000 in cash* and 500 Common Shares or Deferred Share Units
Audit Committee Member Retainer	• 200 Common Shares or Deferred Share Units
Capital Project Committee Meeting Fees	• $3,000 in cash* per meeting
Lead Director Retainer	• $30,000 in Common Shares or Deferred Share Units

*	Non-employee Directors may elect to receive all or part of their nominal cash compensation in the form of Common Shares or Deferred Share Units, as described above.
     Annual Awards of Common Shares or Deferred Share Units. Some or all of the annual retainer for service (1) on the Board, (2) on more than two Board Committees (other than the Capital Project Committee), (3) as Chair of a Board Committee, (4) on the Audit Committee and (5) as Lead Director is payable in the form of awards of Common Shares or, at the Director’s election, Deferred Share Units, pursuant to the Company’s Non-Employee Director Share Ownership Plan (the “Ownership Plan”). The Common Shares awarded under the Ownership Plan are purchased in the secondary market, thereby avoiding dilution. The Deferred Share Units awarded under the Ownership Plan are bookkeeping entries on the books of the Company that represent the value of a Common Share at the time of the entry or award. In conjunction with a Director’s retirement from the Board, the Deferred Share Units are cashed out by the Company based upon the fair market value of the Company’s Common Shares at such time.
      Additional Equity Compensation and Minimum Equity Ownership Requirements. The Ownership Plan also provides the Company’s non-employee Directors with the opportunity to elect to receive all or part of the portion of their compensation that would ordinarily be payable in cash in the form of Common Shares or Deferred Share Units. The Company has a share ownership requirement for non-employee Directors pursuant to which each non-

employee Director is required to hold, over time, the greater of (a) 7,500 Common Shares and/or Deferred Share Units, or (b) Common Shares and/or Deferred Share Units having a fair market value of at least $180,000. Each of the non-employee Directors currently meets such share ownership requirements, other than Janice K. Henry, Francis Mer and Richard E. Waugh, who are the Directors most recently elected or appointed to the Board. Under the Ownership Plan, a non-employee Director is required to take at least 25% of his or her cash compensation in the form of Common Shares or Deferred Share Units until such time as he or she has satisfied these minimum share ownership requirements.
      Annual Award of Deferred Share Units. As noted above, the Board decided in 2004 to suspend the operation of the Directors’ Option Plan and, in lieu of the annual grant of 5,000 options which would have been made thereunder, to initiate an annual award of 1,500 Deferred Share Units pursuant to the Ownership Plan. This latest annual award was made on April 21, 2005 (being the day after the Company’s last Annual Meeting of Shareholders) to each of the non-employee Directors who was serving on the Board at that time. Francis Mer and Richard E. Waugh received pro-rated awards when they joined the Board on July 18, 2005. The Board decided to suspend the operation of the Directors’ Option Plan because it concluded that a Deferred Share Units award would more closely align the Directors’ interests with the long-term interests of the Shareholders than share options. As in the case of share options granted under the Directors’ Option Plan, the Deferred Share Units granted pursuant to the annual award will vest at the end of one year, so long as the Director is still serving on the Board at the end of that period.
      Aggregate Value of Compensation Package. Assuming that a non-employee Director did not perform any additional functions (such as serving as Chair of a Board Committee or as Lead Director), the aggregate value of the compensation package for service as a Non-Employee Director in 2005 would have been $158,282, consisting of (1) $45,000 in nominal cash consideration; and (2) $113,282 in Common Shares or Deferred Share Units (consisting of 1,100 Common Shares or Deferred Share Units as part of the annual retainer and the 1,500 Deferred Share Unit award, as described above, in each case valued at the closing price of the Common Shares on the New York Stock Exchange on December 30, 2005, being $43.57).
Directors’ Compensation in 2006
      For 2006, the Corporate Governance and Nominating Committee recommended, and the Board of Directors approved, no changes to the Company’s compensation program for its non-employee Directors.

EXECUTIVE COMPENSATION
Compensation of Named Executive Officers
      The table below sets forth the compensation paid by the Company to the Company’s Chairman and Chief Executive Officer, and to each of the Company’s four next most highly compensated Executive Officers, for services rendered in all capacities to the Company in respect of the years 2005, 2004 and 2003.

SUMMARY COMPENSATION TABLE(1)

					LONG TERM
					COMPENSATION
					AWARDS

						Securities
	ANNUAL COMPENSATION				Restricted	Underlying	All Other
Name and					Share	Options/SARs	Compensation
Principal Position	Year	Salary($)	Bonus($)(2)	Other($)(3)	Awards($)(4)	Granted(#)(5)	($)(6)

Scott M. Hand	2005	1,024,240	1,994,790	65,180	2,011,310	54,000	68,355
Chairman and Chief Executive Officer	2004	962,133	1,558,000	59,056	1,316,920	57,000	62,297
	2003	772,086	537,000	62,592	726,024	72,000	52,057
Peter C. Jones	2005	722,750	935,032	41,948	726,880	37,000	39,466
President and Chief Operating Officer	2004	686,067	874,940	42,197	697,000	40,000	37,869
	2003	542,967	305,016	36,768	413,848	48,000	30,828
Peter J. Goudie	2005	500,418	578,200	34,692	505,512	26,000	28,082
Executive Vice-President, Marketing	2004	472,183	533,000	34,620	383,760	28,000	26,064
	2003	373,752	179,000	30,230	221,960	32,000	20,762
Stuart F. Feiner	2005	493,535	578,200	43,778	465,864	26,000	26,950
Executive Vice-President,	2004	476,967	482,160	44,633	359,980	28,000	26,328
General Counsel and Secretary	2003	401,556	179,000	38,972	221,960	32,000	21,505
Ronald C. Aelick(7)	2005	425,390	440,258	72,075	401,436	22,000	23,229
Executive Vice-President,	2004	405,217	369,000	76,827	287,000	28,000	22,177
Technical Services	2003	328,524	147,496	69,534	183,296	28,000	17,264

(1)	All salaries, bonuses and other compensation shown were paid in Canadian dollars. They have been converted into U.S. dollars at the average rate of exchange for the applicable year as follows: for 2005, Cdn.$1.00 = U.S.$0.826; for 2004, Cdn.$1.00 = U.S.$0.820; and for 2003, Cdn.$1.00 = U.S.$0.716. Accordingly, increases in the salaries, bonuses and other compensation shown above reflect both absolute increases in the amounts of such salaries, bonuses and other compensation paid in Canadian dollars and increases attributable to changes in the rate of exchange between Canadian dollars and U.S. dollars for the applicable periods. For example, between 2004 and 2005, the salaries of the named Executive Officers increased 2.7%-5.7% in Canadian dollar terms, or 3.5%-6.5% when converted into U.S. dollars for the purposes of this table.

(2)	The amounts shown represent cash bonus awards granted pursuant to the Company’s annual Management Incentive Plans (described below). Awards earned in a particular year are paid in February of the immediately succeeding year. For the purposes of this table, the Company reports these awards in the year in which they were earned, rather than in the year in which they were actually paid. See “Report on Executive Compensation”, beginning on page 34.

(3)	Consists of (a) an annual perquisite allowance of approximately $33,000; (b) for certain named Executives Officers, tax preparation services, financial planning services and/or an allocation for personal use of a Company car and driver, and (c) for Mr. Aelick, housing assistance of approximately $40,000 per annum.

(4)	The amounts shown represent awards of restricted Common Shares and cash in an amount generally sufficient to cover tax liabilities in respect of the award. These awards were made pursuant to the Company’s Mid-Term Incentive Plan (described below). Awards earned in a particular year are paid in February of the immediately succeeding year. The Company reports these awards in the year in which they were earned, rather than the year in which they were actually paid. The restricted Common Shares comprising part of such awards have been valued, for the purposes of the Summary Compensation Table, at the average of the high and low sales prices of the Common Shares on the Toronto Stock Exchange on the date of the award, which amount has been converted into U.S. dollars at the average rate of exchange for the year in which the awards were earned. The restricted Common Shares awarded in respect of 2005 may not be transferred, sold or encumbered for a three-year period ending in February 2008, unless the awardee retires during such period, and will generally be subject to forfeiture within that three-year period if such restrictions have been violated by the awardee or the awardee leaves employment voluntarily (other than by reason of retirement or death) or is terminated for cause. Such restricted Common Shares will be held by the Company for the three-year period, but the awardee will have all rights as a holder of such shares, including rights to dividends, if any. The aggregate number and value of restricted Common Shares held by the Executive Officers as at February 17, 2006, based on the closing price of the Common Shares on the New York Stock Exchange on December 30, 2005 (being $43.57), is set forth in the following table:

	Number of Restricted
Executive Officer	Common Shares Held	Value($)

Scott M. Hand	48,241	2,101,860
Peter C. Jones	22,450	978,147
Peter J. Goudie	13,399	583,794
Stuart F. Feiner	12,679	552,424
Ronald C. Aelick	10,520	458,356

The restricted Common Shares shown in the table above have been included in the number of Common Shares shown to be beneficially owned by such Executive Officers in the table included under the heading “Security Holdings of Directors and Officers”, beginning on page 39.

(5)	The amounts shown represent options and related share appreciation rights (“SARs”) granted under the Company’s 2001 Key Employees Incentive Plan (described below). Grants of options and related SARs are reported in the year in which they are made.

(6)	Consists of (a) annual contributions made by the Company under the Company’s contributory security reserve plans (see page 32), and (b) insurance premiums paid by the Company for the benefit of the named Executive Officer for group term life insurance (see page 33).

(7)	Mr. Aelick became Executive Vice President, Technical Services effective October 1, 2005. From November 7, 2001 to April 20, 2004, he served as President, Canada and U.K. Operations and from April 20, 2004 to October 1, 2005, he served as Executive Vice President and President, Canadian and U.K. Operations.
Incentive Compensation Plans
      The Company has the following incentive compensation plans for its Executive Officers: (1) an annual Management Incentive Plan (“MIP”), under which cash bonuses are paid, (2) a Mid-Term Incentive Plan (“MTIP”), under which awards may be made of restricted Common Shares and cash generally sufficient to cover tax liabilities in respect of such awards, and (3) share option plans, under which awards may be made of share options and/or related SARs. Each of these plans is described below. The factors determining the size of the payments and awards made to the Company’s Executive Officers in respect of 2005, or for the rolling three-year period ending as of December 31, 2005 in the case of the restricted Common Share and cash awards under the MTIP, are discussed in the Management Resources and Compensation Committee’s “Report on Executive Compensation”, beginning on page 34.
      The MIP is established by the Board on an annual basis. Under the MIP, Executive Officers and other key employees of the Company and its subsidiaries are eligible to receive cash bonus awards. The amount of such bonus awards, if any, is based on the achievement of key strategic objectives, the financial and operating performance of the Company and/or its applicable operating units, and such other targets and objectives as may be established and approved by the Management Resources and Compensation Committee in respect of the applicable year, as well as the performance of, and contribution made by, each individual plan participant. Proposals for awards to be made under the MIP are reviewed by the Management Resources and Compensation Committee and are subject to the Board’s approval.
      The MTIP has been established pursuant to the 2001 Key Employees Incentive Plan (the “2001 KEIP”) and its successor plan, the 2005 Key Employees Incentive Plan (the “2005 KEIP”), each of which authorizes the making of awards of incentive compensation in various forms, out of a pool, subject to such terms, conditions and restrictions as may be determined by the Management Resources and Compensation Committee. Under the MTIP, since 2002 the Management Resources and Compensation Committee has established an incentive fund in accordance with the 2001 KEIP in respect of each financial year from which incentive compensation awards may be made to Executive Officers of the Company. The maximum amount of the incentive fund in respect of any year is equal to (i) 2% of the sum of (a) the consolidated net earnings of the Company and (b) the related provisions for income and mining taxes (the “Award Pool”) for such year and the Award Pools for each of the two immediately preceding years (the “Preceding Years”), less (ii) the aggregate amount of awards actually made from the Award Pools in respect of the Preceding Years. Incentive awards are made under the MTIP in the form of restricted Common Shares, valued at their fair market value on the date of the award, and cash in an amount generally sufficient to cover tax liabilities arising in respect of the award. Under the MTIP, incentive awards are made if the Company’s (1) net earnings in accordance with Canadian generally accepted accounting principles, subject to certain adjustments, including the exclusion of certain unusual charges such as non-cash currency translation adjustments (whether favourable or unfavourable), and (2) return on capital employed generally in relation to the Company’s cost of capital, over a rolling three-year period, meet or exceed specified targets as established by the Management Resources and Compensation Committee. The restricted Common Shares awarded under the MTIP may not be transferred, sold or encumbered for three years following the date of the award, unless the awardee retires during such period. In addition, such Common Shares will generally be subject to forfeiture within that three-year period if such restrictions are violated by the awardee or if the awardee leaves employment voluntarily (other than by reason of retirement or death) or is terminated for cause. The restricted Common Shares will be held by the Company for the three-year period, but the awardee will have all rights as a holder of such shares, including rights to dividends, if any. As at February 17, 2006, 155,931 restricted Common Shares have been awarded under the MTIP and remained subject to restrictions, representing approximately 0.08% of the aggregate number of Common Shares issued and outstanding as at February 17, 2006. While the 2001 KEIP contains no separate ceiling on the number of Common Shares issuable as awards of incentive compensation under that plan, the 2005 KEIP provides that a maximum of 500,000 Common Shares may be issued as awards of incentive compensation, representing approximately 0.26% of the aggregate number of Common Shares outstanding as at February 17, 2006. No MTIP awards may be made under the 2001 KEIP in respect of any financial year after December 31, 2005, but MTIP awards may be made under the 2005 KEIP in respect of any financial year up to and including December 31, 2010.
      Options may be granted under the 2001 KEIP and/or the 2005 KEIP, which succeed certain similar option plans of the Company dating back to 1979. The 2001 KEIP and the 2005 KEIP are administered by the Management Resources and Compensation Committee, which has the discretion to determine which employees of the Company and its subsidiaries will be eligible to receive option awards each year.
      As at February 17, 2006, options to purchase 3,067,425 Common Shares had been awarded under the Company’s equity compensation plans and remained outstanding, representing approximately 1.59% of the aggregate number of Common Shares issued and outstanding as at February 17, 2006. There were 1,706,622 Common Shares available for issuance under the 2001 KEIP and 5,500,000 options/ SARS available for issuance under the 2005 KEIP, representing 0.89% and 2.85%, respectively, of the aggregate number of Common Shares issued and outstanding as at February 17, 2006.
      The terms of the share options granted under the 2001 KEIP and the 2005 KEIP are substantially similar. Both plans provide that (i) the option price may not be less than 100% of the fair market value of the Company’s Common Shares at the time the option is granted (being the average of the high and low trading prices of the Common Shares on the New York Stock Exchange or the Toronto Stock Exchange, as applicable); (ii) all shares purchased must be fully paid for at the time the option is exercised; and (iii) in the event of a share subdivision, share dividend (other than an optional share dividend in lieu of a cash dividend) or other relevant change in capitalization, appropriate adjustment will be made in the number and kind of shares available for or subject to options and in the option price per share under each outstanding option. The 2005 KEIP provides that no option may be exercised more than seven years after it is granted, whereas the 2001 KEIP permitted options to have up to a 10-year term.
      There is no limit on the number of options issuable to insiders or any one person under the terms of the plans. The plans do not specify any particular vesting requirements for options, although historically options typically have vested as to 50% after 6 to 12 months after issuance with the remainder vesting after 18 to 24 months after issuance. Option award agreements typically provide for earlier expiry of options upon termination of employment. Generally, this period is three months following voluntary termination of employment, 24 months in the event of death, and five years in the event of retirement, unless the option expires before then. Options are non-transferable other than by will or the laws of descent and distribution.
      The 2001 KEIP and the 2005 KEIP also authorize the grant of SARs in connection with any share option (either at the time of grant of the share option or at any time thereafter). SARs may also be granted with regard to share options outstanding under certain predecessor plans. In general, a SAR issued in conjunction with a share option provides the option holder with an alternative to exercising his or her share option by entitling such person to surrender unexercised the option to which the right relates (or a portion thereof) and to receive upon such surrender shares which are subject to the share option having an aggregate value equal to the excess of the then fair market value of one such share (being the average of the high and low trading prices of the Common Shares on the New York Stock Exchange or the Toronto Stock Exchange, as applicable) over the purchase price per share specified in the option, multiplied by the number of shares covered by the option (or portion of option) so surrendered. At the election of the Company granting such right, the amount of such appreciation in market value over the option exercise price may be paid in cash rather than in shares, or in a combination of cash and shares (such shares being valued for such purpose at their fair market value at the time of exercise of the SAR). As noted

previously, since the option awards made in February 2004, the Management Resources and Compensation Committee has elected not to award SARs in connection with any share options.
      Under the option plans, if an option terminates or expires unexercised, the shares which were subject to the option may be reoptioned; however, if an option is surrendered unexercised in conjunction with the exercise of a related SAR, the shares subject to the surrendered option may not be reoptioned.
      In the event of a “Change of Control”, as defined in the 2001 KEIP and the 2005 KEIP, all outstanding options and related SARs which have been granted under those plans will become vested and exercisable in full. In addition, the Management Resources and Compensation Committee may, in its sole discretion, (i) cancel any award made to any employee or former employee in the event of any serious breach of conduct by such employee or former employee (including, but not limited to, any conduct prejudicial to or in conflict or competition with any of the businesses of the Company or its subsidiaries) or (ii) if such conduct occurs within one year following the exercise or payment of an award, require the repayment of any gain realized on any exercise of options or related payment received by any such employee or former employee. The foregoing cancellation and repayment provisions will not apply in the event of a “Change of Control” as defined in the 2001 KEIP and the 2005 KEIP.
      The 2001 KEIP and the 2005 KEIP each have a term of five years. The 2001 KEIP is nearing the end of its term and no share options or SARs may be granted under the 2001 KEIP after April 24, 2006. Under the 2005 KEIP, share options and SARs may be granted until April 19, 2010. The Board of Directors may amend the 2005 KEIP without Shareholder approval except in the circumstances described below. Shareholder approval of an amendment will be required if the amendment would increase the number of shares which may be subject to options or would otherwise materially increase the cost of the 2005 KEIP, but no amendment can provide for repricing of any share options. The Board of Directors may suspend or terminate the 2001 KEIP and/or 2005 KEIP at any time.
Securities Authorized for Issuance Under the Company’s Equity Compensation Plans
      The number of Common Shares of Inco that may be issued upon the exercise of outstanding options, warrants and rights under the Company’s equity compensation plans at December 31, 2005, the weighted average exercise price of such options, warrants and rights, and the number of Common Shares remaining available for future issuance under such equity compensation plans are shown in the following table:

(C)
Number of Remaining
	(A)		Securities Available
	Number of Securities	(B)	for Future Issuance
	to be Issued Upon	Weighted Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
	Options, Warrants	Options, Warrants	Reflected in Column
Plan Category	and Rights(1)	and Rights	(A))(2)

Equity compensation plans approved by security holders	3,116,261	$30.98	7,773,950
Equity compensation plans not approved by security holders	—	—	—

Total	3,116,261	$30.98	7,773,950

(1)	Consists of Common Shares authorized for issuance upon the exercise of options outstanding as of December 31, 2005 under (i) the 1993 and 1997 Key Employee Incentive Plans which have expired and under which no further options may be granted, (ii) the 2001 Key Employees Incentive Plan (the “2001 KEIP”), (iii) the 2005 Key Employees Incentive Plan (the “2005 KEIP”), and (iv) the 2002 Non-Employee Director Share Option Plan (the “2002 NEDSOP”) which was suspended by Inco’s Board of Directors as of February 3, 2004.

(2)	Consists of Common Shares authorized for issuance as of December 31, 2005 pursuant to the exercise of options which may be granted under the 2001 KEIP (1,773,950) and the 2005 KEIP (5,500,000) or pursuant to restricted share awards under the 2005 KEIP (500,000). Does not include 200,000 Common Shares available for future issuance under the 2002 NEDSOP, given the Board’s decision to suspend option grants under that plan. The 2001 KEIP is nearing the end of its term. No share options/ SARs may be granted under the 2001 KEIP after April 24, 2006 and no incentive compensation awards may be made under the 2001 KEIP in respect of any financial year after December 31, 2006.

Share Option Grants and Exercises by the Named Executive Officers
      The table below sets forth information related to grants of options in 2005 to the Chairman and Chief Executive Officer and to each of the four next most highly compensated Executive Officers of the Company.

OPTION GRANTS IN 2005

	Individual Grants

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or
	Options	Employees	Base Price	Expiration	Grant Date
Name	Granted(#)(1)	in 2005	($/share)(2)	Date	Value(U.S.$)(3)

Scott M. Hand	54,000	5.10%	$39.67	2/21/2015	$660,935
Peter C. Jones	37,000	3.49%	$39.67	2/21/2015	$452,863
Peter J. Goudie	26,000	2.45%	$39.67	2/21/2015	$318,228
Stuart F. Feiner	26,000	2.45%	$39.67	2/21/2015	$318,228
Ronald C. Aelick	22,000	2.08%	$39.67	2/21/2015	$269,270

(1)	Half of the options became exercisable on August 22, 2005 and the remaining half will become exercisable on August 22, 2006.

(2)	The exercise price of the options is the average of the high and low sales prices for the Common Shares reported on the New York Stock Exchange on February 22, 2005, the date of the grant.

(3)	This estimate of value has been developed for the purpose of comparative disclosure in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and is consistent with the assumptions that the Company is using for Statement of Financial Accounting Standards (“SFAS”) 123 reporting purposes. The estimated value has been determined by application of the Black-Scholes option pricing model, based upon the terms of the option grant and the Company’s share price performance history as at the date of the grant. The key assumptions used in this model (as at February 25, 2005) are as follows: dividend yield: 0%; volatility: 34.8%; risk-free rate of return: 3.62%; and expected exercise period: 3.6 years. No adjustment has been made for risk of forfeiture or limitations on transferability. The assumptions used in the valuation are based upon experience and are not a forecast of future stock price or volatility or of future dividend policy.
     The table below sets forth information concerning exercises of options and related SARs in 2005 by the Chairman and Chief Executive Officer and each of the four next most highly compensated Executive Officers of the Company.

AGGREGATED OPTION/ SAR EXERCISES IN 2005 AND
YEAR-END 2005 OPTION/ SAR VALUES

		Value	Number of Securities	Value of Unexercised
	Common	Realized	Underlying Unexercised	“In the Money”
	Shares	on	Options/SARs at	Options/SARs at
	Acquired on	Exercise	Year-End 2005 (#)	Year-End 2005($)
Name	Exercise(#)	($)(1)	(Exercisable/Unexercisable)	(Exercisable/Unexercisable)(2)

Scott M. Hand	202,000	3,680,400	281,000/27,000	4,357,760/105,300
Peter C. Jones	148,100	3,155,072	154,300/18,500	2,694,276/72,150
Peter J. Goudie	0	0	296,000/13,000	6,562,310/50,700
Stuart F. Feiner	85,000	1,192,530	49,000/13,000	415,990/50,700
Ronald C. Aelick	16,000	115,200	84,000/11,000	1,037,240/42,900

(1)	The amounts shown represent the difference been the aggregate value of the Common Shares underlying the exercised options/ SARs (based on the average of the high and low sales prices of the Common Shares on the New York Stock Exchange on the date of exercise) and the aggregate exercise price of such options/ SARs.

(2)	For the purposes of this table, options/ SARs are “in-the-money” if the closing price of the Common Shares on the New York Stock Exchange on December 30, 2005 (being $43.57) is greater than the exercise price of the options/ SARs.
Termination of Employment and Change in Control Arrangements
      In order to encourage them to remain in the Company’s service, the Company has entered into agreements with each of the named Executive Officers which entitle them, in the event of (i) involuntary termination of employment (except for cause) or resignation under circumstances making such resignation not wholly voluntary

(“Good Cause Resignation”) or (ii) involuntary termination of employment (except for cause) or a Good Cause Resignation within two years following a change in control of the Company (as defined in the agreements), to continue to receive salary and certain other payments and benefits (including payments to which they would be entitled under certain incentive plans as a result of a change in control and participation in medical, insurance and certain other benefit plans) for a severance period not exceeding 36 months, and to exercise for a period of up to five years any vested or unvested share options and related SARs outstanding as of the date of an involuntary termination of employment or Good Cause Resignation. These agreements also provide that, during such severance period, each such Executive Officer will continue to receive applicable age and service credits under the Company’s non-qualified retirement plans discussed below but such retirement benefits would generally not be payable until the expiration of such severance period, and will also be entitled to certain gross up payments in respect of certain U.S. excise taxes, if applicable, payable under these agreements as a result of an involuntary termination or Good Cause Resignation following a change in control under (ii) above. The rights outlined in this paragraph are in lieu of any rights which such individual would have had at common law and are in addition to rights which such individual may have upon an involuntary termination of employment pursuant to other benefit plans (other than severance plans) of the Company.
      The Company has also entered into agreements with each of its other Executive Officers under which such Executive Officers will be entitled, in the event of involuntary termination of employment (except for cause) or Good Cause Resignation within two years following a change in control of the Company (as defined in such agreements), to receive substantially the same compensation and other benefits as those referred to in the preceding paragraph. Such rights are in lieu of any rights which such Executive Officers would have had at common law and are in addition to rights which they may have upon an involuntary termination of employment pursuant to other benefit plans (other than severance plans) of the Company.
Retirement Plans
      Officers of the Company participate in the Company’s non-contributory retirement plans which provide retirement income and a 50% surviving spouse’s pension based on years of service and the employee’s average annual compensation for the highest-paid five years of the last ten years of service (“Final Average Annual Compensation”) under a formula reflecting the Company’s contributions to applicable social security systems. Final Average Annual Compensation for any year includes target bonus awards established and approved by the Management Resources and Compensation Committee and approved by the Board of Directors under the Company’s annual MIP in lieu of actual bonus awards. A number of other factors may influence pension benefits payable under such retirement plans, including age at retirement.
      Canadian and U.S. legislation place certain limits on the amount of pensions which may be paid out of, and the maximum compensation that may be recognized in determining benefits under, tax-qualified plans, such as the Company’s regular retirement plans. In the event that the pension benefit of any employee of the Company, including any Officer, exceeds such statutory limits, that excess portion of his or her pension benefit would be paid by the Company in accordance with the terms of certain supplemental retirement benefits agreements and other non-qualified arrangements. Such agreements and non-qualified arrangements also provide that the total pension benefit payable to an Officer at normal retirement age with at least 20 years of service may not be less than 50% or more than 75% of such Officer’s Final Average Annual Compensation (except in the case of an Officer who has met retirement eligibility but not reached normal retirement age where a proration factor will apply to reduce the total benefits to below the 50% minimum if an Officer chooses to receive pension benefits prior to normal retirement age).

      The following table illustrates the net amount of the maximum annual pension, computed without any adjustment for survivor benefits and after integration of applicable governmental benefits, for an employee retiring at age 65 as of January 1, 2006 who has not elected any optional form of payment that would be available to certain Officers to increase the normal 50% surviving spouse’s pension under the relevant tax-qualified plan. Any such elections would reduce the annual pension payable to the employee.

PENSION PLAN TABLE

	Approximate Maximum Annual Pension
	Years of Credited Service(2)
Final Average Annual
Compensation(1)	10	15	20	25	30	35	40	45

600,000	87,800	131,700	175,600	219,500	263,400	307,300	351,700	396,200
800,000	117,800	176,700	235,600	294,500	353,400	412,300	471,700	531,200
1,000,000	147,800	221,700	295,600	369,500	443,400	517,300	591,700	666,200
1,200,000	177,800	266,700	355,600	444,500	533,400	622,300	711,700	801,200
1,400,000	207,800	311,700	415,600	519,500	623,400	727,300	831,700	936,200
1,600,000	237,800	356,700	475,600	594,500	713,400	832,300	951,700	1,071,200
1,800,000	267,800	401,700	535,600	669,500	803,400	937,300	1,071,700	1,206,200
2,000,000	297,800	446,700	595,600	744,500	893,400	1,042,300	1,191,700	1,341,200
2,200,000	327,800	491,700	655,600	819,500	983,400	1,147,300	1,311,700	1,476,200
2,400,000	357,800	536,700	715,600	894,500	1,073,400	1,252,300	1,431,700	1,611,200
2,600,000	387,800	581,700	775,600	969,500	1,163,400	1,357,300	1,551,700	1,746,200
2,800,000	417,800	626,700	835,600	1,044,500	1,253,400	1,462,300	1,671,700	1,881,200
3,000,000	447,800	671,700	895,600	1,119,500	1,343,400	1,567,300	1,791,700	2,016,200

(1)	The compensation covered by the retirement plans is composed of base salary and target bonus awards which may be payable under the Company’s annual MIP (described under “Incentive Compensation Plans” on page 27).

(2)	At age 65, Messrs. Hand, Jones, Goudie, Feiner and Aelick will have 34, 16, 43, 37 and 41 years of credited service, respectively. As of February 17, 2006, Messrs. Hand, Jones, Goudie, Feiner and Aelick had 32, 9, 35, 30 and 33 years of credited service, respectively. Two of these officers have certain rights under supplemental retirement benefit agreements to elect to receive their pension in a lump sum, calculated based upon years of credited service and the prevailing discount rate.
     The aggregate cost to the Company in 2005 of all pension benefits proposed to be paid under the Company’s regular retirement plans and agreements and arrangements referred to above covering payments in excess of statutory limits to all of the Officers of the Company as a group upon retirement at age 65 is estimated to be $3.5 million.
Security Reserve Plans
      The Company provides a system of defined contribution savings plans, which it refers to as “security reserve plans”, for employees located at its major operations in Canada and the United States. The plans are open to substantially all of the Company’s salaried employees, including Officers, and to certain other employees. Non-employee Directors are not eligible to participate in the security reserve plans.
      Under the Canadian plans, the majority of eligible employees may elect to contribute from 1% to 6% of their base pay. Subject to statutory limitations, the Company may elect to match a given percentage of such contributions, depending upon the age and years of service of the employee. Company contributions for participating employees increase gradually from a matching level of up to 50% for employees under age 40 who have less than 15 years of service to a matching level of up to 100% for employees aged 62 or over or who have 37 or more years of service. In addition, participating employees may contribute amounts over and above 6% of base pay up to specified limits. The Company does not make matching contributions with respect to such additional contributions.
      Under the U.S. plans, subject to certain limitations, eligible employees may contribute up to 16% of their gross compensation. Employees age 50 or over who have made the maximum pre-tax contribution may contribute certain additional amounts. The Company will make matching contributions equal to 100% of employee contributions up to 3% of the employee’s gross compensation up to certain limits and 50% of additional employee contributions over the 3% level and not exceeding 5% of the employee’s gross compensation, up to certain limits. Employee contributions in excess of 5% of gross compensation and additional contributions made by employees age 50 and over are not matched by the Company.
      The security reserve plans are administered by their respective boards of administration, but recordkeeping and trust services are provided by outside plan administration firms. Plan assets are managed by professional fund managers and participating employees may elect to have their contributions invested in a number of mutual fund and other investment vehicles. Funds in these plans become distributable as to vested amounts upon retirement, death or other termination of employment, or upon discontinuance of the particular plan. Subject to certain conditions, a participating employee may also make withdrawals of and borrow against his or her contributions under such plans during employment.
Life Insurance
      A standard group life insurance plan provides eligible employees of the Company, including Officers, with life insurance during retirement in an amount of not more than 50% of their final annual salary. The Company provides supplemental life insurance (“Supplemental Insurance”) to certain Officers in an amount up to 75% of final annual salary, for a total not to exceed 125% of such salary. This Supplemental Insurance coverage applies from the earlier of age 65 or the date of any involuntary termination, and continues to age 70. Beginning at age 70, the Supplemental Insurance is progressively reduced in annual amounts until age 74 to a floor of 25% of final annual salary, at which time the combined supplemental and standard life insurance becomes and remains at not more than 75% of final annual salary.
Directors and Officers Liability Insurance
      The Directors and Officers of the Company as a group are insured against certain liabilities pursuant to directors and officers liability insurance policies maintained by the Company. The general effect of these policies is that if, during the policy period, any claims are made against Directors or Officers of the Company for a wrongful act (as defined) while acting in their capacities as Directors or Officers, the insurers will pay for loss (as defined) which the Directors or Officers shall become obligated to pay, up to a limit of $100,000,000 in a policy year, subject to certain deductibles. The premiums payable by the Company for such insurance for the period July 15, 2005 to July 15, 2006 are $1,840,500.
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
      In 2005, the Management Resources and Compensation Committee of the Board was comprised of David P. O’Brien (Chair), Ronald C. Cambre, Roger Phillips, James M. Stanford (January to July) and Richard E. Waugh (July to December). None of these individuals has ever been an officer or employee of the Company or any of its subsidiaries. None of the Company’s current Executive Officers has served as a member of the compensation committee or as a director of any other entity in respect of which any of the members of the Management Resources and Compensation Committee or any of the other Directors is an executive officer.

REPORT ON EXECUTIVE COMPENSATION
      The Management Resources and Compensation Committee of the Board of Directors (the “MRC Committee”), as part of its duties and responsibilities, continues to exercise broad oversight of the Company’s executive compensation. None of the members of the MRC Committee is or may be an employee of the Company and the Board has determined that each member meets the “independence” requirements as a member of the Board and this Committee under applicable securities laws and stock exchange listing standards, as well as the Governance Guidelines. The members of the MRC Committee currently serve on the following other Committees of the Board:

Member	Service on Other Board Committee(s)

David P. O’Brien (Chair)	Corporate Governance and Nominating Committee
Ronald C. Cambre	Audit Committee, Capital Projects Committee
Roger Phillips	Environment, Health and Safety Committee
Richard E. Waugh	Pension Committee
Approach to Executive Compensation
      The MRC Committee reviews and recommends to the Board for its approval the Company’s compensation policies. The MRC Committee also makes recommendations to the Board of Directors, after taking into account the evaluation of the performance of the Chairman and Chief Executive Officer by the Corporate Governance and Nominating Committee and the full Board, concerning the compensation proposed to be paid to the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other Executive Officers of the Company, as well as awards proposed to be made to them under the Company’s incentive plans. The MRC Committee also reviews the Company’s management development programs, its succession plans relating to senior management and all of the key performance targets or thresholds developed for purposes of the Company’s incentive plans. As a means of assisting the MRC Committee, the Company retains external compensation consultants. In 2005, the Company retained Hay Group Limited, a compensation consulting firm, to provide data regarding compensation levels for executive officers at comparable Canadian companies. Hay Group Limited also provided similar services with respect to compensation for non-executive-level employees. In addition, the MRC Committee may retain its own compensation and other consultants in meeting its duties and responsibilities, including those with respect to the Company’s compensation policies, executive compensation and the design, scope and appropriateness of the Company’s incentive plans.
      The policy of the Company and the MRC Committee with respect to the compensation of the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other Executive Officers and other Officers of the Company continues to be based upon the principles that compensation must: (1) be competitive in order to help attract and retain the talent needed to lead and grow the Company’s business and long-term shareholder value; (2) provide a strong incentive for Executive and other Officers and key employees to achieve the Company’s goals and grow long-term shareholder value; and (3) ensure that the interests of management and the Company’s shareholders are aligned.
      The compensation paid to the Chairman and Chief Executive Officer and the other Executive Officers of the Company consists of base salary and performance-oriented incentive compensation. Incentive compensation is contingent upon the performance of the Company and the individual’s contribution toward that performance. The MRC Committee’s current policy is that approximately 60% to 70% of the overall compensation of the Chairman and Chief Executive Officer and the President and Chief Operating Officer, and in the range of 50% to 60% in the case of the other Executive Officers, be related to and contingent upon Company performance and thus be “at risk”.
Base Salaries
      Annual base salary levels for Executive Officers are normally established on a preliminary basis for each year utilizing external surveys of base salaries paid to executive officers having comparable responsibilities at other Canadian companies engaged in the same or similar lines of business as the Company with the objective of having base salaries be competitive. Actual base salaries are then established by the MRC Committee and approved by the Board based upon the average salary levels so established and an assessment of each Executive Officer’s actual performance during the prior year. At its meeting in February 2005, the MRC Committee approved base salary increases, effective March 1, 2005, in the range of approximately 2.6% to 5.0% (in Canadian dollars, the currency in which these salaries are paid) for the Executive Officers and other Officers of the Company. While base salaries are intended to be competitive, the MRC Committee has continued to focus compensation on the performance and growth of the Company and maximizing long-term shareholder value. Salaries paid to the named Executive Officers in 2005 are reflected in the “Summary Compensation Table” on page 26.
Incentive Compensation
      Incentive compensation of the Executive Officers consists of (1) short-term incentive compensation in the form of annual cash bonuses under the Company’s annual MIP, (2) longer-term incentive compensation in the form of awards of restricted Common Shares and cash generally sufficient to cover tax liabilities in respect of such awards under the MTIP, and (3) longer-term incentive compensation in the form of awards of share options under the 2001 KEIP and its successor plan, the 2005 KEIP. This structure reflects the MRC Committee’s policy that the Company’s longer-term incentive compensation plans should depend in part on the price performance of the Common Shares, as in the case of the share option awards, but should also be performance-based, as in the case of the restricted share awards. As has been noted previously, in February 2004 the MRC Committee evaluated the split between restricted shares awards under the MTIP and share option grants under the 2001 KEIP and determined, in enhancing the alignment of incentive compensation with long-term shareholder value, to increase the target award levels relating to restricted share awards under the MTIP for the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other Executive Officers and to reduce the number and value, based upon the Black-Scholes option pricing model, of share option awards to Executive Officers under the 2001 KEIP. This change has applied to incentive compensation awards since those made in February 2004. This change has also been reflected in the awards levels for the same officers relating to the restricted share awards under the MTIP, as discussed under “Awards Under MTIP” below, since those made for the three-year period ended December 31, 2004. The MIP, the MTIP and the 2001 KEIP are each described in further detail under “Incentive Compensation Plans” beginning on page 27.
Annual MIP Awards
      Cash bonus awards under the Company’s annual MIP depend upon whether the Company and its principal operating units have met or exceeded certain financial and operating targets established for the applicable year by the MRC Committee, as well as individual performance. The financial targets relate to the Company’s net earnings and the Company’s return on capital employed (“ROCE”), in each case subject to adjustments as determined by the MRC Committee. Subject to any adjustments approved by the MRC Committee, ROCE generally represents the Company’s pre-tax earnings from operations divided by the sum of the Company’s shareholders’ equity, minority interest and long-term (including convertible) debt, net of cash and cash equivalents and the carrying value of the Company’s investments in its Voisey’s Bay and Goro projects, all as calculated in accordance with Canadian generally accepted accounting principles. The 2005 MIP was approved by the MRC Committee in February 2005 and provided, as in the case of previous years’ MIPs, for a weighting of operating unit targets and individual performance, with payments of bonuses increasing in step with increases in the Company’s ROCE. Target award levels established under the 2005 MIP for the Chairman and Chief Executive Officer and the other Executive Officers ranged from 40% to 60% of base salaries, with the possibility of higher awards, subject to certain maximum levels. At its meeting in February 2006, the MRC Committee reviewed the various financial and operating targets to be evaluated under the terms of the 2005 MIP. The applicable financial targets evaluated included the Company’s level of pre-tax earnings from operations and ROCE for 2005. The applicable operating targets included cash flow from operations, operating earnings, production levels, sales volume and margins, meeting or exceeding key milestones for the Company’s development projects, safety and certain other controllable performance targets for each of the Company’s principal operating units. Based upon (i) the fact that virtually all of the key strategic, operating, financial and other targets set forth in the 2005 MIP had been exceeded, (ii) the Company’s very favourable financial performance for 2005, including the level of pre-tax earnings from operations at each of the Company’s principal operating units, and the level of positive cash flow from operations generated in 2005, and (iii) the Company’s ROCE as calculated totaling nearly 46%, based upon both its absolute level and in relation to the target ROCE set forth in the 2005 MIP, the MRC Committee approved cash bonus awards under the 2005 MIP for the Chairman and Chief Executive Officer and other Executive Officers significantly above target award levels and in the range of approximately 105% to 195% of base salaries, as reflected in the “Summary Compensation Table” on page 26.
Awards Under MTIP
      Awards of restricted Common Shares and cash payments generally sufficient to pay the tax liability on the value of such Common Shares under the MTIP are dependent upon the Company’s (1) net earnings in accordance with Canadian generally accepted accounting principles but before certain unusual charges such as non-cash currency translation adjustments (whether favourable or unfavourable) meeting or exceeding specified targets and (2) ROCE meeting or exceeding specified targets generally in relation to the Company’s cost of capital target, in each case over a rolling three-year period. In determining award levels, the MTIP provides for a weighting of these two financial performance measures together with individual performance. Depending upon the extent to which the Company’s actual net earnings as may be adjusted and/or ROCE for the applicable three-year period exceed the target levels set forth in the MTIP, target award levels for the Chairman and Chief Executive Officer and the other Executive Officers would be in the range of between 75% to 125% of base salaries, with higher award levels when either or both financial performance measures substantially exceed target levels, subject to certain maximum award levels. Awards under the MTIP are also dependent on the availability of positive consolidated pre-tax earnings for the applicable three-year period in accordance with the terms of the 2001 KEIP and its successor plan, the 2005 KEIP, representing what is referred to as an Award Pool, as discussed under “Incentive Compensation Plans” on page 27. Based upon the applicable three-year measurement period ended December 31, 2005 for awards payable in February 2006, the three-year average of the Company’s ROCE, as calculated, exceeded the Company’s cost of capital target under the MTIP by over 100%. However, in the case of the second financial performance target, the Company’s net earnings for the applicable three-year period, it did not exceed the three-year target under the MTIP based upon certain assumed metals prices and other assumptions. Taking into account the weighting of these two financial performance measures under the terms of the MTIP, given the degree to which the three-year ROCE target was exceeded, awards in the range of approximately 75% to 185% of base salaries were made to the Executive Officers, as reflected in the “Summary Compensation Table” on page 26.
Share Option Awards
      The MRC Committee recommends to the Board the number of options to be granted to the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other Executive Officers under the 2001 KEIP and its successor plan, the 2005 KEIP. As discussed above, since February 2004, the MRC Committee has shifted the allocation of incentive awards under the MTIP and share option awards under the 2001 KEIP. In reducing the share option awards beginning in 2004, the MRC Committee has taken into account the value of the option grants based upon the Black-Scholes option pricing model. In making the annual awards of options, the MRC Committee did not consider the aggregate number of the options and SARs already held by the recipients. The options and SARs are exercisable over a period of ten years in order to maximize their incentive value and to enhance the Company’s ability to retain its Executive Officers. The Company has had a longstanding policy prohibiting the repricing of any share options.
Share Ownership Requirements
      In keeping with the principles set forth at the beginning of this report, the MRC Committee established in 2004, based upon the evaluation of data from the Company’s senior human resources personnel and external consultants, share ownership requirements to be met over a five-year period for the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other members of the Company’s internal Management Committee. Executives have up to five years from when these requirements became effective to meet these minimum ownership requirements. Given the cyclical nature of the Company’s share price, these ownership requirements are based upon the number of shares and not the fair market value of shares. The minimum share ownership requirement for the CEO is 75,000 shares, for the President and Chief Operating Officer, 40,000 shares, and for the other Executive Officers, 17,000 shares.

      In summary, the MRC Committee believes that the Company’s compensation structure appropriately takes into account those factors that are particularly characteristic of the mining and metals industry as a whole, including the cyclicality of the industry, the Company’s comparative performance within that industry, and the individual contributions toward that performance by the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the other Executive Officers and other Officers of the Company.
The Management Resources and Compensation Committee
David P. O’Brien, Chair
Ronald C. Cambre
Roger Phillips
Richard E. Waugh
February 6, 2006

COMPARATIVE SHAREHOLDER RETURN
      The following line graph and succeeding table set forth the total return on the Common Shares of the Company for the period December 31, 2000 through December 31, 2005 assuming a $100 initial investment and the reinvestment of all dividends, as compared to the cumulative returns, assuming a corresponding investment and reinvestment of dividends in respect of the S&P 500 Stock Index, the S&P/ TSX Composite Index and the S&P/ TSX Capped Diversified Metals & Mining Index. For the two S&P/ TSX indices, the table shows an investment in Canadian dollars.
Comparison of Five-Year Cumulative Total Return on Common Shares
December 31, 2000 — December 31, 2005

INDEXED CUMULATIVE RETURN

	2000	2001	2002	2003	2004	2005

Inco Limited	100.00	101.07	126.61	237.59	219.45	276.21
S&P 500 Stock Index(1)	100.00	88.11	68.64	88.33	97.94	102.75
S&P/ TSX Composite Index(2)	100.00	107.41	82.83	104.20	119.29	148.07
S&P/ TSX Capped Diversified Metals & Mining Index(3)	100.00	112.52	122.49	218.77	255.46	376.05

(1)	The S&P 500 Stock Index is a broad market-weighted index of 500 companies designed to provide a measure of U.S. stock market performance. The Company was included in this index until July 2002, when Standard & Poor’s Corporation deleted non-U.S. companies, including the Company, from this index.

(2)	The S&P/ TSX Composite Index is a broad market-weighted index of 300 companies on the Toronto Stock Exchange, including the Company.

(3)	The S&P/ TSX Capped Diversified Metals & Mining Index is a sub-index of the S&P/ TSX Composite Index that presently includes fourteen companies, including the Company. The index is subject to a cap so that no single issue may comprise more than 25% of the index.

PART V — OWNERSHIP OF SECURITIES
SIGNIFICANT SECURITY HOLDERS
      The following table sets forth, as of February 17, 2006, information concerning those persons known to the Company to be the beneficial owner of more than 5% of the Common Shares (being the only voting securities of the Company). The Company is not aware of any other beneficial holder of more than 5% of the Common Shares.

		Beneficial		Percent
Name and Address of Beneficial Owner	Class	Ownership		of Class

Capital Group International, Inc.	Common Shares	15,084,780	(1)	7.8%
11100 Santa Monica Boulevard
Los Angeles, California 90025

(1)	Represents beneficial ownership as of December 31, 2005, according to the Schedule 13G filed by Capital Group International, Inc. (“CGII”) on February 2, 2006. CGII is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in such Schedule 13G. Although CGII does not have investment power or voting power over these securities, by virtue of Rule 13d-3 under the U.S. Securities Exchange Act of 1934, CGII may be deemed to “beneficially own” 15,084,780 Common Shares. These Common Shares include (i) 21,680 Common Shares resulting from the assumed conversion of $563,900 principal amount of the Company’s 3 1/2% Subordinated Convertible Debentures due 2052, and (ii) 53,920 Common Shares resulting from the assumed conversion of $2,030,700 principal amount of the Company’s zero coupon convertible notes due 2021 (the “LYON Notes”).
SECURITY HOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS
      The following table sets forth, as of February 17, 2006, information regarding beneficial ownership of each class of equity securities of the Company and its subsidiaries by each Director, each nominee for Director, the Chairman and Chief Executive Officer, the four other most highly compensated Executive Officers of the Company, and all of the Directors and the Executive Officers of the Company as a group. The equity securities of the Company and its subsidiaries consist of its Common Shares, Common Share Purchase Warrants (“Warrants”), Convertible Debentures due 2023, 3 1/2% Subordinated Convertible Debentures due 2052, LYON Notes and common shares of PT International Nickel Indonesia Tbk, the 61% owned subsidiary of the Company (“PTI Common Shares”). No family relationships exist among any of the Directors, Executive Officers or other Officers of the Company.

		Beneficial
		Ownership
		(excluding
		Options/SARs		Deferred
		and Deferred	Options/	Share		Percent of
Name of Beneficial Owner	Class	Share Units)(1)	SARs(2)	Units(3)	Total	Class(4)

Glen A. Barton	Common Shares	21,323	10,000	6,484	37,807	*
	Warrants	0	—	—	0	*
	PTI Common Shares	0	—	—	0	*

Angus A. Bruneau	Common Shares	5,745	0	11,866	17,611	*
	Warrants	1,125	—	—	1,125	*
	PTI Common Shares	0	—	—	0	*

Ronald C. Cambre	Common Shares	0	10,000	11,611	21,611	*
	Warrants	0	—	—	0	*
	PTI Common Shares	0	—	—	0	*

Janice K. Henry	Common Shares	0	0	6,131	6,131	*
	Warrants	0	—	—	0	*
	PTI Common Shares	0	—	—	0	*

Chaviva M. Hošek	Common Shares	0	10,000	10,455	20,455	*
	Warrants	0	—	—	0	*
	PTI Common Shares	0	—	—	0	*

John T. Mayberry	Common Shares	3,000	0	8,072	11,063	*
	Warrants	0	—	—	0	*
	PTI Common Shares	0	—	—	0	*

		Beneficial
		Ownership
		(excluding
		Options/SARs			Deferred
		and Deferred		Options/	Share		Percent of
Name of Beneficial Owner	Class	Share Units)(1)		SARs(2)	Units(3)	Total	Class(4)

Francis Mer	Common Shares	788		0	1,130	1,918	*
	Warrants	0		—	—	0	*
	PTI Common Shares	0		—	—	0	*

David P. O’Brien	Common Shares	7,942		10,000	10,449	28,391	*
	Warrants	225		—	—	225	*
	PTI Common Shares	0		—	—	0	*

Roger Phillips	Common Shares	7,000		5,000	8,396	20,396	*
	Warrants	0		—	—	0	*
	PTI Common Shares	0		—	—	0	*

Richard E. Waugh	Common Shares	0		0	2,185	2,185	*
	Warrants	0		—	—	0	*
	PTI Common Shares	0		—	—	0	*

Scott M. Hand	Common Shares	222,579	(5)	308,000	—	530,579	*
	Warrants	0		—	—	0	*
	PTI Common Shares	200,000		—	—	200,000	*

Peter C. Jones	Common Shares	61,354		172,800	—	234,154	*
	Warrants	0		—	—	0	*
	PTI Common Shares	76,000		—	—	76,000	*

Peter J. Goudie	Common Shares	21,135		309,000	—	330,135	*
	Warrants	0		—	—	0	*
	PTI Common Shares	248,000		—	—	248,000	*

Stuart F. Feiner	Common Shares	27,693		62,000	—	89,693	*
	Warrants	1,700		—	—	1,700	*
	PTI Common Shares	0		—	—	0	*

Ronald C. Aelick	Common Shares	19,456		95,000	—	114,456	*
	Warrants	0		—	—	0	*
	PTI Common Shares	0		—	—	0	*

Directors and Executive	Common Shares	445,887		1,339,800	76,779	1,862,466	*
Officers as a group,	Warrants	3,050		—	—	3,050	*
30 persons in total,	PTI Common Shares	524,000		—	—	524,000	*
including those individuals listed above

(1)	For purposes of the table, “beneficial ownership” is determined pursuant to Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of a class of outstanding shares which such person or group has the right to acquire within 60 days after February 17, 2006. The individuals named herein have sole voting power and investment power with respect to the Common Shares, Warrants and PTI Common Shares shown in the table as being beneficially owned by them, except as otherwise noted in footnote (5) below.

(2)	The options shown in this column may be exercised to acquire an equivalent number of Common Shares as at February 17, 2006 or within 60 days of February 17, 2006. The options were granted pursuant to the 2001 KEIP, the Directors’ Option Plan or certain predecessor plans. The term “SARs” refers to share appreciation rights related to options granted under the 2001 KEIP and certain of its predecessor plans.

(3)	This column shows whole Deferred Share Units credited to the account of a non-executive Director pursuant to the Ownership Plan (see “Directors’ Compensation in 2005” at page 24).

(4)	For purposes of computing the percentage of the outstanding class of shares held by each person or group named above, any shares which such person or group has the right to acquire within 60 days after February 17, 2006 are deemed to be outstanding, except for the purpose of computing the percentage ownership of any other person. As of February 17, 2006, 192,769,128 Common Shares, 11,012,783 Warrants and 993,633,872 PTI Common Shares were issued and outstanding.

(5)	Includes an aggregate of 174,116 Common Shares held jointly by Mr. Hand and his spouse. Also includes an aggregate of 222 Common Shares held by Mr. Hand for the benefit of one of his children, as to which he disclaims any beneficial ownership.

*	Less than 1%

PART VI — OTHER INFORMATION
SOLICITATION OF PROXIES
      The Company will bear the cost of solicitation of proxies. Solicitation will be by mail, possibly supplemented by telephone or other personal contact by employees of the Company. In addition, the Company has retained Georgeson Shareholder Communications Canada, Inc., 100 University Avenue, 11th Floor, South Tower, Toronto, Ontario M5G 2Y1 to aid in the solicitation of proxies from individuals and institutional holders in Canada. Georgeson Shareholder Communications Canada will, in turn, coordinate with Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10004 to aid in that process in the United States. The toll free number to contact Georgeson in Canada or the United States is 1-866-639-5216. The aggregate fee for these services in Canada and the United States is expected to be approximately Cdn.$29,000 plus out-of-pocket expenses.
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
      Under the CBCA, Shareholders who wish to present proposals for action at the 2007 Annual Meeting must forward their proposals to the Company by December 18, 2006 (being 90 days prior to the anniversary date of the Notice of this Meeting), after which date any proposals shall be considered to be untimely. The 2007 Annual Meeting is expected to be held on Wednesday, April 18, 2007.
ADDITIONAL INFORMATION ABOUT THE COMPANY
      Current financial information on the Company is provided in the Company’s comparative financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2005. This information and additional information relating to the Company can be found on the SEDAR website at www.sedar.com and on the Company’s website at www.inco.com.
      Copies of the Company’s latest Annual Report on Form 10-K, Annual Report to Shareholders and this Proxy Circular and Statement may be obtained upon request to the Company’s Director of Investor Relations. The Company may require the payment of a reasonable charge if the request is made by a person who is not a Shareholder.
DIRECTORS’ APPROVAL
      The Board of Directors has approved in substance the contents of this Proxy Circular and Statement and also its mailing to Shareholders.
Stuart F. Feiner
Executive Vice-President, General Counsel & Secretary